UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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BEAZER HOMES USA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee paid previously with preliminary materials.

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Beazer Homes USA, Inc.
1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO THE STOCKHOLDERS OF BEAZER HOMES USA, INC.:
Notice is hereby given that the annual meeting of stockholders of Beazer Homes USA, Inc. will be held at 8:30 a.m., Eastern Time, on Friday, February 3, 2017, at our principal executive office at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. At this meeting, stockholders will vote on:

1.	The election of the nine nominees to our Board of Directors named in the accompanying Proxy Statement;

2.
The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2017;

3.	A non-binding advisory vote regarding the compensation paid to the Company’s named executive officers, commonly referred to as a “Say on Pay” proposal;

4.	A non-binding advisory vote regarding the frequency of submission to stockholders of such advisory "Say on Pay" proposals;

5.	The approval of an amendment to the Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan and re-approval of performance metrics under the plan; and

6.	Any other such business as may properly come before the meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on December 8, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the proxy statement, on your enclosed proxy card.
We encourage you to take part in our affairs by voting through one of the following methods: by written ballot at the meeting, by telephone, by Internet or by mailing a written proxy card.

By Order of the Board of Directors,

STEPHEN P. ZELNAK, JR.
Non-Executive Chairman of the Board of Directors
Dated: December 19, 2016

YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE YOUR SHARES BY INTERNET OR BY TELEPHONE OR BY MAILING A WRITTEN PROXY CARD TO THE ADDRESS INDICATED ON THE PROXY CARD. IF YOU ARE A SHAREHOLDER OF RECORD AND YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 3, 2017.
We are pleased to announce that beginning this year, we are delivering your proxy materials for our 2017 annual meeting of stockholders via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a letter to our stockholders notifying them that such materials are available on the Internet and how they may be accessed. This letter, which we refer to as our "Notice and Access Letter," will be mailed to our stockholders on or about December 19, 2016.
Our Notice and Access Letter will instruct you on how to access and review our Proxy Statement for the 2017 annual meeting of stockholders and our Annual Report for the fiscal year ended September 30, 2016 (“Annual Report”). It will instruct you on how you may vote your proxy via the Internet, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice and Access Letter. Unless requested, you will not receive printed proxy materials by mail.
HOW TO VOTE
You can vote your shares in person by attending the meeting or by completing and returning a proxy card by mail or by using the telephone or the Internet. Please see pages 1 and 2 of the accompanying Proxy Statement for more information.
ANNUAL MEETING ADMISSION
Please note that attendance at the meeting is limited to our stockholders or their named representatives. Proof of ownership of our common stock as of the record date and photo identification will be required for admittance to the annual meeting. If you are a registered stockholder, the top portion of your proxy card may serve as proof of ownership. If you are attending on behalf of an entity that is a stockholder, evidence of your employment or association with that entity also will be required.
To obtain directions to attend the annual meeting, please contact our Investor Relations Department at (770) 829-3700.
HOUSEHOLDING
As permitted by the Securities and Exchange Commission, only one copy of our Notice and Access Letter regarding the annual meeting may be delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our Notice and Access Letter (or proxy materials, if applicable) to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of our Notice and Access Letter may contact us to request multiple copies in the future. Alternatively, stockholders residing at the same address and currently receiving multiple copies of our Notice and Access Letter (or proxy materials, if applicable) may request that only a single copy be mailed in the future. Requests should be directed to our Investor Relations Department by phone at (770) 829-3700 or by mail to Beazer Homes USA, Inc., Attention: Investor Relations, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.

i

BEAZER HOMES USA, INC.
1000 Abernathy Road
Suite 260
Atlanta, Georgia 30328

PROXY STATEMENT

Purpose
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Beazer Homes USA, Inc., a Delaware corporation (the “Company”), for use at our annual meeting of stockholders to be held on February 3, 2017 and at any adjournments or postponements thereof. Stockholders of record at the close of business on December 8, 2016 are entitled to notice of and to vote at the annual meeting. On December 8, 2016, we had 33,545,721 outstanding shares of common stock. Each share of common stock entitles the holder to one vote with respect to each matter to be considered. The common stock is our only outstanding class of voting securities.
Voting Instructions
General
Shares represented by a proxy will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, the completed proxy will be voted:
1.    FOR the election of the nine nominees to our Board of Directors named in this Proxy Statement;
2.    FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017;
3.    FOR the approval of the compensation paid to our named executive officers (the “Say on Pay” proposal);
4.    FOR the recommendation of the Board of Directors that a stockholder advisory vote on "Say on Pay" proposals continue to be held every year;
5.    FOR the approval of an amendment to the Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan and re-approval of the performance metrics under the plan; and
6.    In accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.
We have not received notice of any matters to be brought before the meeting other than as specified in the attached notice of meeting.
If you are a stockholder of record as of the close of business on December 8, 2016, you can:
1.    by signing and dating a written proxy card and mailing it to the address indicated (if you requested a proxy card);
2.    by submitting a written ballot at the meeting;
3.    over the telephone by calling a toll-free number; or
4.    by using the Internet.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has included or provided a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.
Signature Requirements
If shares are registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as a trustee, guardian, executor, administrator, under a power of attorney or in any other representative capacity, the signer’s full title should be given.
Revocation
A stockholder giving a proxy may revoke it at any time before the vote is cast at the annual meeting by executing and returning to our Corporate Secretary (Kenneth F. Khoury) at our principal executive office or to the official tabulator (Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717) (“Broadridge”), either a written revocation or a proxy bearing a later date, prior to the annual meeting. Any stockholder who attends the annual meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the annual meeting his or her intention to vote in person the shares represented by such proxy. In addition, a stockholder may revoke a proxy by submitting a subsequent proxy by Internet or telephone by following the instructions contained in our Notice and Access Letter.
Quorum
The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is required to constitute a quorum. Shares represented by proxies which indicate that the stockholder abstains as to the election of directors or other proposals will be treated as being present for the purpose of determining the presence of a quorum. Stockholders will be entitled to one vote for each share they hold.
Broker Non-Votes
If a broker does not receive instructions from the beneficial owner of shares held in street name for certain types of proposals, it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Please note that, under the rules of the New York Stock Exchange (the “NYSE”) that guide how brokers vote your stock, if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to any of the proposals except Proposal 2.
Accordingly, if your shares are held in street name, we strongly encourage you to provide your broker with voting instructions and exercise your right to vote for these important proposals.
Vote Requirements

Proposal	Vote Required	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors (Proposal 1)	Votes cast FOR exceed votes cast AGAINST	FOR, AGAINST or ABSTAIN	No effect - not treated as a “vote cast”	No	No effect - not treated as a “vote cast”
Ratification of Auditor Appointment (Proposal 2)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Non-Binding Advisory Vote on Executive Compensation (Say on Pay) (Proposal 3)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect - not entitled to vote
Non-Binding Advisory Vote on Frequency of Submission to Stockholders of "Say on Pay" Proposals (Proposal 4)	Plurality of shares with voting power present in person or represented by proxy	ONE YEAR, TWO YEARS OR THREE YEARS	No effect - not treated as a "vote cast"	No	No effect - not treated as a "vote cast"
Amendment of 2014 Long-Term Incentive Plan and Re-Approval of Performance Metrics (Proposal 5)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect - not entitled to vote

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted on.
Expenses of Solicitation
Expenses incurred in connection with the solicitation of proxies will be paid by the Company. In addition, we have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $18,500 plus costs and expenses incurred by MacKenzie Partners, Inc. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

CORPORATE GOVERNANCE
Board of Directors and Committees
During fiscal year 2016, our Board of Directors had four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Finance Committee. Directors are encouraged to attend the annual meeting of stockholders, but are not required to do so. At the last annual meeting of stockholders, held on February 2, 2016, all directors except one were in attendance. During fiscal year 2016, each director attended at least 75% of the aggregate of all meetings of the Board of Directors and each committee on which he or she served.
Messrs. Orser and Shepherd were elected to the Board of Directors in February 2016 and November 2016, respectively, at which time they also joined their respective committees. Mr. Solari will retire from the Board of Directors at the 2017 annual meeting of stockholders and is not standing for re-election.
Our Board of Directors held four meetings during fiscal year 2016. The following table shows the current membership of each committee and the number of meetings held by each committee during fiscal year 2016:

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Finance Committee
Elizabeth S. Acton*	Member			Chair
Laurent Alpert			Chair	Member
Brian C. Beazer			Member	Member
Peter G. Leemputte*		Chair		Member
Peter M. Orser*		Member		Member
Norma A. Provencio*	Chair	Member
Danny R. Shepherd*	Member	Member
Larry T. Solari*		Member	Member
Stephen P. Zelnak, Jr.*	Member		Member
Number of Fiscal Year 2016 Meetings	6	5	4	9

*	“Audit committee financial expert” as defined by Securities and Exchange Commission regulations.
Committee Responsibilities

•
Audit Committee - Our Audit Committee provides assistance to our Board of Directors in fulfilling its responsibilities related to accounting, auditing and public reporting practices of the Company, the quality and integrity of our financial reports, and our internal controls over finance, accounting and financial reporting, legal compliance, risk management and ethics established by management and our Board of Directors. The Audit Committee also oversees and approves certain related party transactions and other matters that may involve conflicts of interest. In fulfilling these functions, our Audit Committee reviews and makes recommendations to our Board of Directors with respect to certain financial and accounting matters. Our Audit Committee also engages and sets compensation for our independent auditors. Our Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•
Compensation Committee - Our Compensation Committee discharges our Board of Directors’ responsibilities relating to the compensation of our executives and directors. More specifically, this Committee establishes and administers cash-based and equity-based compensation programs for directors and executive management, which includes our NEOs. This Committee also reviews and recommends to our Board of Directors the inclusion of the Compensation Discussion and Analysis that begins on page 19 of this Proxy Statement.

•
Nominating/Corporate Governance Committee - Our Nominating/Corporate Governance Committee makes recommendations concerning the appropriate size and needs of our Board of Directors, including the annual nomination of directors and review of nominees for new directors. Our Nominating/Corporate Governance Committee also reviews and makes recommendations concerning corporate governance and other policies related to our Board of Directors, as well as evaluating the performance of our Board of Directors and its committees.

•
Finance Committee - Our Finance Committee provides assistance to our Board of Directors by reviewing and recommending to the Board of Directors matters concerning corporate finance, including, without limitation, equity and debt financings, acquisitions and divestitures, share repurchases and our dividend policy. Our Board of Directors has delegated certain limited authority with respect to these matters to this Committee.

Committee Charters
Our Board of Directors has adopted charters for our Audit, Compensation and Nominating/Corporate Governance Committees designed to comply with the requirements of the listing standards of the NYSE relating to corporate governance matters (the “NYSE Standards”) and applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules of the Securities and Exchange Commission (the “SEC”). The current version of each of these charters, as well as the charter for our Finance Committee, has been posted and is available for public viewing in the Investors section of our web site at www.beazer.com. In addition, committee charters are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.
Board Leadership Structure
Our Board of Directors believes that, at this time, it is appropriate for the positions of Chairman of the Board and Chief Executive Officer to be held by separate individuals. Since our initial public offering (“IPO”) in 1994, our Board of Directors has been led by a Non-Executive Chairman, while management of the Company has been led by a President and Chief Executive Officer (“CEO”). We believe the current structure provides for direct independent oversight of management and clearly delineates the respective roles of the Board of Directors at the strategic level, and of management at the operational level. Stephen P. Zelnak, Jr. was appointed to serve as our Non-Executive Chairman of the Board on February 4, 2015.
Board Corporate Governance Practices
Our Board of Directors has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act, rules and regulations of the SEC interpreting and implementing the Sarbanes-Oxley Act and the NYSE Standards, as well as other measures that our Board of Directors believes are corporate governance best practices. The measures adopted by our Board of Directors that we believe are most significant are described below.
Majority Vote Standard and Director Resignation Policy
Our Bylaws and Corporate Governance Guidelines provide a majority voting standard for the election of directors in uncontested elections. Director nominees will be elected if the votes cast for such nominee exceed the number of votes cast against such nominee. In the event that (i) a stockholder proposes a nominee to compete with nominees selected by our Board of Directors, and the stockholder does not withdraw the nomination prior to our mailing the notice of the stockholders meeting, or (ii) one or more directors are nominated by a stockholder pursuant to a solicitation of written consents, then directors will be elected by a plurality vote.
Our Corporate Governance Guidelines provide that our Board of Directors will only nominate candidates who tender their irrevocable resignations, which are effective upon (i) the candidate not receiving the required vote at the next annual meeting at which they face re-election and (ii) our Board of Directors accepting the candidate’s resignation. In the event that any director does not receive a majority vote, then our Corporate Governance Guidelines provide that our Nominating/Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation to our Board of Directors. In deciding whether to accept a director’s resignation, our Board of Directors and our Nominating/Corporate Governance Committee may consider any factors that they deem relevant. Our Corporate Governance Guidelines also provide that the director whose resignation is under consideration will abstain from the deliberation process. All candidates standing for re-election at the annual meeting have tendered irrevocable resignations.
Matters Relating to Risk Management
Board and Committee Oversight of Risk
Effective risk oversight is a priority of our Board of Directors. Both the full Board of Directors and its committees oversee the various risks we face. Management is responsible for the day-to-day management of our risks and provides periodic reports to the Board of Directors and its committees relating to those risks and risk-mitigation efforts. All committees report on the risk categories they oversee to the full Board of Directors on an as needed basis.
Our Board of Directors has delegated primary responsibility for overseeing our risk management process to the Audit Committee. The Audit Committee oversees our risk identification and mitigation processes and specifically oversees management of our financial, legal and fraud policies, as well as our regulatory compliance risks. This includes regular evaluation of risks related to the Company’s financial statements, including internal controls over financial reporting. Members of our management, including our Chief Financial Officer, General Counsel, Compliance Officer and Director of Internal Audit, report to the Audit Committee on a quarterly basis regarding the on-going risk management activities. The Audit Committee also oversees the internal audit function and our independent auditors, and meets separately on at least a quarterly basis with the Compliance Officer, Director of Internal Audit and representatives of our independent registered public accounting firm as part of this oversight responsibility.
The Compensation Committee oversees our risks related to compensation programs and philosophy. The Compensation Committee ensures that our compensation programs, including those applicable to our executives, do not encourage excessive risk taking. The Compensation Committee works periodically with its independent compensation consultant to structure executive compensation plans that are appropriately balanced and incentivize management to act in the best interest of our stockholders.
The Finance Committee oversees our risks relating to liquidity, capital structure and investments, including land acquisition and development. The Finance Committee, as well as the Board of Directors as a whole, reviews our long-term strategic plans, annual budget, capital commitments, cash needs and funding plans. As with other risks, management is responsible for the day-to-day management of the risks relating to liquidity and investments, as well as land acquisition and development, while our Board of Directors takes an oversight role with respect to those risks.
The Nominating/Corporate Governance Committee oversees our risks relating to governance matters. The Nominating/Corporate Governance Committee also oversees our ethics program, including implementation of our Code of Business Conduct and Ethics, and compliance by directors and management with the corporate governance and ethics standards of the Company.
Impact of Compensation Philosophy and Program Design on Risk
We have previously analyzed the compensation plans of employees in positions that we considered to have the potential to create risks reasonably likely to have a material adverse effect on us, including our NEOs.  We then reviewed the compensation plans of these groups of employees against risk factors established by widely recognized sources.  As described in more detail below under “Compensation Discussion and Analysis,” for fiscal years 2016 and 2017, long-term compensation programs for our NEOs have been structured such that a greater portion of long-term compensation is linked to our long-term performance. This model of linking long-term compensation to our performance applies not only to our NEOs, but has also been applied to senior corporate officers, as well as senior management in our divisions. In addition, undue risk that may be associated with NEO compensation is mitigated through the utilization of caps on incentive payouts, the use of multiple performance measures for incentive plans, a compensation clawback policy, stock ownership guidelines and the Compensation Committee’s ability to exercise negative discretion in determining incentive payouts. We believe that our compensation plans reflect sound risk management practices and do not encourage excessive or inappropriate risk taking.
Director Independence
The NYSE Standards require that our Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act and rules of the SEC require that the Audit Committee be comprised solely of independent directors. The NYSE Standards further require that the Compensation and Nominating/Corporate Governance Committees also be comprised solely of independent directors. Our Board of Directors has affirmatively determined that Elizabeth S. Acton, Laurent Alpert, Brian C. Beazer, Peter G. Leemputte, Peter M. Orser, Norma A. Provencio, Danny R. Shepherd, Larry T. Solari and Stephen P. Zelnak, Jr. had no material relationship with the Company other than their relationship as members of our Board of Directors and were independent within the meaning of the Sarbanes-Oxley Act and the NYSE Standards.
In making these determinations, our Nominating/Corporate Governance Committee, with assistance from our General Counsel, evaluated responses to an independence and qualification questionnaire completed annually by each director and follow-up inquiries made to certain directors. In the case of Mr. Solari, the responses to the questionnaire indicated that we have purchased an immaterial amount of goods from certain companies (or their subsidiaries) of which Mr. Solari is a director and general partner. Our Board of Directors affirmatively determined that the relationship was not material either to us or to these companies. Based on the foregoing, our Board of Directors had a majority of independent directors and each of the Audit, Nominating/Corporate Governance and Compensation committees of our Board of Directors during fiscal year 2016 were comprised entirely of independent directors. It is expected that the majority of directors and all members of such committees in fiscal year 2017 will be independent as well. Accordingly, during fiscal year 2016, we were in compliance with the requirements of the NYSE and the SEC for director independence, and we will continue to be in compliance during fiscal year 2017.

Executive Sessions of Non-Management Directors
In accordance with the NYSE Standards, our Board of Directors typically holds an executive session of non-management directors (all of whom are independent) as a part of every regularly scheduled meeting of our Board of Directors. These executive sessions are chaired by the Non-Executive Chairman of our Board of Directors.
Communications with Board Members
Security holders and interested parties wishing to communicate directly with our Non-Executive Chairman or any sub-group of our independent directors may do so by directing their communications to the ethics hotline described below and specifically asking the operator to direct their concerns to our Non-Executive Chairman or such independent directors, as desired.
Ethics Hotline
We maintain an ethics hotline that interested parties may contact by calling 1-866-457-9346 and report any concerns to a representative of Global Compliance, a third party service provider that administers our ethics hotline. Alternatively, interested parties can report any such concern via an on-line form by visiting the following web site: www.integrity-helpline.com/Beazer.jsp. The link provides an on-line form that, upon completion, will be submitted directly to Global Compliance. Interested parties may report their concerns anonymously, should they wish to do so. All concerns, whether reported through the toll-free number or the on-line form, are directed to certain of our officers, including our Compliance Officer, and are reviewed and investigated as appropriate. Where warranted after investigation, messages will be summarized and referred to the Audit Committee for appropriate action.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Upon the advice and recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines address an array of governance issues and principles, including director qualifications and responsibilities, access to management personnel and independent advisors, director orientation and continuing education, management succession, annual performance evaluations of our Board of Directors and meetings of independent directors.
We maintain a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to all directors, officers and employees that complies with the NYSE Standards. Our employees are also subject to additional specific policies, guidelines and Company rules governing particular types of conduct or situations. On an annual basis, each director, officer and employee of the Company is required to provide an acknowledgment that he or she has received and reviewed our Code of Ethics and to disclose any related person transactions. In addition, all employees of the Company (including all officers) are required to undergo an annual ethics training program.
The current versions of our Corporate Governance Guidelines and Code of Ethics are posted and available for public viewing in the Investors section of our web site at www.beazer.com. In addition, they are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.
Stock Ownership and Holding Requirements
In 2011, our Company reinstituted a stock ownership policy for outside directors and NEOs to more closely align the interests of our NEOs and directors with those of our stockholders. The stock ownership policy requires each NEO and director to own the lesser of either (i) a multiple of base salary (for NEOs) or annual retainer (for outside directors) or (ii) a fixed number of shares (set at policy adoption). In connection with the adoption of the stock ownership policy, our Company also adopted a stock holding period that requires NEOs and directors to hold 50% of net after-tax shares issued upon vesting of restricted stock or exercised stock options until their required respective stock ownership levels are achieved. Once an individual achieves the stock ownership requirement, the retention requirement no longer applies.
Under this policy, the ownership requirement for our CEO is 5.0 times base salary and the ownership requirement for our other NEOs is 3.0 times base salary. The ownership requirement for directors is 3.0 times the annual retainer. Directors were given five years to comply and our NEOs have until September 2017 to comply. As of December 1, 2016, all of our NEOs and directors were in compliance with our stock ownership policy. For additional information see “Compensation Discussion and Analysis — Various Compensation Policies — Stock Ownership and Holding Requirements.”

No Hedging or Pledging of Company Stock
Our Board of Directors has adopted a policy that prohibits our officers and directors from hedging or pledging Company stock. None of our NEOs or directors has engaged in any transaction intended to hedge against a drop in the price of the Company’s stock, nor have any of them pledged Company stock as collateral or security.
Compensation Clawback Policy
In 2011, our Compensation Committee adopted an incentive compensation clawback policy that would enable the Company to clawback all or a portion of incentive compensation in the event an individual’s misconduct causes the Company to have to issue a restatement of its financials, to the extent that individual’s incentive compensation was based on the misstated financials. For additional information see “Compensation Discussion and Analysis — Various Compensation Policies — Compensation Clawback Policy.”
Awards under our 2014 Long-Term Incentive Plan are subject to any clawback policy adopted by the Compensation Committee, including clawback policies to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Sarbanes-Oxley Act and any final SEC rules. Under the 2014 Long-Term Incentive Plan, the Compensation Committee may also provide for recoupment or forfeiture of awards if a participant engages in “detrimental activity” with respect to the Company.
Our NEOs’ employment agreements further specify that any incentive compensation that is paid or granted to the NEOs will be subject to recoupment under the terms of any clawback policy of the Company.
Procedures Regarding Director Candidates Recommended by Stockholders
Our Nominating/Corporate Governance Committee will consider candidates recommended to our Board of Directors by our stockholders. Stockholder recommendations must be addressed to: Beazer Homes USA, Inc., Attention: Chair, Nominating/Corporate Governance Committee, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. If the Nominating/Corporate Governance Committee determines to nominate a stockholder-recommended candidate, then that nominee’s name will be included in the proxy statement for the next annual meeting. Our stockholders also have the right under our Bylaws to directly nominate director candidates at an annual meeting by following the procedures outlined in our Bylaws.
Pursuant to our Corporate Governance Guidelines, our Nominating/Corporate Governance Committee is directed to work with our Board of Directors on an annual basis to determine the appropriate characteristics, skills and experience for each director and for our Board of Directors as a whole. In evaluating these issues, the Committee and our Board of Directors take into account many factors, including the individual director’s general understanding of accounting, marketing, finance and other elements relevant to the success of a large publicly-traded company, understanding of our business on an operational level, education or professional background and willingness to devote time to Board of Director duties. While our Board of Directors does not have a specific diversity policy, it considers diversity of race, ethnicity, gender, age and professional accomplishments in evaluating director candidates. Each individual is evaluated in the context of our Board of Directors as a whole, with the objective of recommending a group of nominees that can best promote the success of the business and represent stockholder interests through the exercise of sound judgment based on diversity of experience and background.
If a director candidate were to be recommended by a stockholder, our Nominating/Corporate Governance Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by such Committee.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during fiscal year 2016 were Messrs. Leemputte, Orser and Solari and Ms. Provencio. None of the members of our Compensation Committee has ever been an officer or employee of the Company or any of our subsidiaries. None of the members of our Compensation Committee had any relationship requiring disclosure under “Transactions with Related Persons.” During fiscal year 2016, none of our executive officers served as a director or member of the compensation committee (or other committee of the board of directors performing equivalent functions) of another entity that had an executive officer serving on our Board of Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC. These parties are required to furnish us with copies of the reports they file. Based solely on a review of the copies of the Section 16(a) reports and amendments thereto known to us, we believe that all reports required pursuant to Section 16(a) for fiscal year 2016 were timely filed by our executive officers and directors.

EXECUTIVE OFFICERS
Set forth below is information as of December 8, 2016 regarding our executive officers who are not serving or nominated as directors:
KENNETH F. KHOURY. Mr. Khoury, 65, joined the Company in January 2009 as Executive Vice President and General Counsel. In June 2011, Mr. Khoury was also named Chief Administrative Officer. Mr. Khoury was previously Executive Vice President and General Counsel of Delta Air Lines from September 2006 to November 2008. Practicing law for over 39 years, Mr. Khoury’s career has included both private practice and extensive in-house counsel experience. Prior to Delta Air Lines, Mr. Khoury was Senior Vice President and General Counsel of Weyerhaeuser Corporation and spent 15 years with Georgia-Pacific Corporation, where he served most recently as Vice President and Deputy General Counsel. He also spent five years at the law firm White & Case in New York. He received a Bachelor of Arts degree from Rutgers College and a Juris Doctor from Fordham University School of Law.
ROBERT L. SALOMON. Mr. Salomon, 56, our Executive Vice President and Chief Financial Officer, joined the Company in February 2008 as Senior Vice President, Chief Accounting Officer and Controller. Mr. Salomon was previously with the homebuilding company Ashton Woods Homes where he served as Chief Financial Officer and Treasurer since 1998. Previously, he held various financial management roles of increasing responsibility over a six-year period with homebuilder M.D.C. Holdings, Inc. Mr. Salomon has 32 years of financial management experience, 24 of which have been in the homebuilding industry. Mr. Salomon is a member of the American Institute of Certified Public Accountants and a graduate of the University of Iowa with a Bachelor of Business Administration degree.

PROPOSAL 1 — ELECTION OF DIRECTORS
General
Each of the nominees listed below has been nominated as a director to serve a term of one year and until his or her respective successor has been qualified and elected. Each of the following nominees is presently serving as a director. Our Board of Directors periodically evaluates the appropriate size for our Board of Directors and will set the number of directors in accordance with our Bylaws and based on recommendations of the Nominating/Corporate Governance Committee of our Board of Directors.
In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the proxy for such other candidate or candidates as may be recommended by the Nominating/Corporate Governance Committee and subsequently nominated by our Board of Directors. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.
Nominees
The biographical information appearing below with respect to each nominee has been furnished to us by the nominee:
ELIZABETH S. ACTON.  Ms. Acton, 65, has served as a director of the Company since May 2012.  Prior to her retirement in April 2012, Ms. Acton was Executive Vice President Finance (from 2011 to 2012) and Executive Vice President and Chief Financial Officer from (2002 to 2011) of Comerica Incorporated, a financial services company. Prior to joining Comerica, Ms. Acton held a variety of positions at Ford Motor Company from 1983 to 2002, including Vice President and Treasurer from 2000 to 2002 and Executive Vice President and Chief Financial Officer of Ford Motor Credit Company from 1998 to 2000.  She is an Independent Trustee of the Fidelity Fixed Income and Asset Allocation Funds.  Ms. Acton received a Bachelor’s degree from the University of Minnesota and a Master of Business Administration degree in Finance from Indiana University.
Ms. Acton has over 35 years of financial management expertise as well as significant experience as a finance executive for two public companies. We believe Ms. Acton’s finance and accounting expertise is valuable to the Company in many respects, including as Chair of our Finance Committee, as well as compliance with our obligations under various regulatory requirements for financial expertise on our Board of Directors and Audit Committee.
LAURENT ALPERT.  Mr. Alpert, 70, has served as a director of the Company since February 2002. Mr. Alpert is a Senior Counsel of the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary Gottlieb in 1972, and was a partner from 1980 until his retirement in November 2016. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert is also an overseer of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees.
Mr. Alpert brings to our Board of Directors over 40 years of experience practicing law with one of the world’s pre-eminent law firms and over 14 years’ experience on our Board of Directors. He has substantial experience representing companies in a broad range of industries. In light of the regulatory environment in which the Company operates and the continued emphasis on corporate governance, ethics and compliance for public companies, Mr. Alpert’s experience, training and judgment are deemed to be of significant benefit to the Company.
BRIAN C. BEAZER.  Mr. Beazer, 81, is our Chairman Emeritus and has served as a director of the Company since our IPO in 1994. Mr. Beazer served as our Non-Executive Chairman of the Board from 1994 until February 2015. From 1968 to 1983, Mr. Beazer was Chief Executive Officer of Beazer PLC, a United Kingdom company, and then was Chairman and Chief Executive Officer of that company from 1983 to the date of its acquisition by Hanson PLC in 1991. During that time, Beazer PLC expanded its activities internationally to include homebuilding, quarrying, contracting and real estate and generated annual revenue of approximately $3.4 billion. Mr. Beazer was educated at the Cathedral School, Wells, Somerset, England. He is a director of Beazer Japan, Ltd. and Seal Mint, Ltd. and is a private investor.
Mr. Beazer has been in the homebuilding and construction industry worldwide for over 50 years. His experience and vision have been driving forces at the Company since prior to its IPO. His extraordinary experience and stature as a highly respected international businessman provide the Company with unique insight into national and international economic policies that impact the homebuilding industry, as well as an in-depth understanding of the domestic homebuilding industry. We continue to benefit from his knowledge and experience in his role as Chairman Emeritus.
PETER G. LEEMPUTTE.  Mr. Leemputte, 59, has been a director of the Company since August 2005. Mr. Leemputte joined Keurig Green Mountain, Inc., a leader in specialty coffee, coffee makers, teas and other beverages, in June 2015 and served as Chief Financial Officer and Treasurer from August 2015 until his retirement following the sale of the company in

June 2016. Prior to that, from September 2008 to March 2015, Mr. Leemputte worked at Mead Johnson Nutrition Company, a global leader in infant and children’s nutrition, where he served most recently as Executive Vice President and Chief Financial Officer. Previously, Mr. Leemputte was Senior Vice President and Chief Financial Officer for Brunswick Corporation. He joined Brunswick in 2001 as Vice President and Controller. Prior to joining Brunswick Corporation, Mr. Leemputte held various management positions at Chicago Title Corporation, Mercer Management Consulting, Armco Inc., FMC Corporation and BP. Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance from the University of Chicago Booth School of Business. Mr. Leemputte currently serves as a director of MasterCraft Boat Company (NASDAQ: MCFT).
Mr. Leemputte’s experience, particularly his increasingly important financial responsibilities for several of the nation’s leading corporations, provides significant financial and accounting expertise that has been invaluable to the Company in many respects, including assessment of our capital structure and financial strategy.
ALLAN P. MERRILL.  Mr. Merrill, 50, joined the Company in May 2007 as Executive Vice President and Chief Financial Officer, and was named President and Chief Executive Officer in June 2011. Prior to joining the Company, Mr. Merrill worked in both investment banking and in online real estate marketing. From 1987 to 2000, Mr. Merrill worked for the investment banking firm UBS (and its predecessor Dillon, Read & Co.), where he was a managing director and ultimately served as co-head of the Global Resources Group, overseeing relationships with construction and building materials companies around the world, as well as with clients in other industries. During his investment banking career, he advised the Company on its 1994 IPO as well as on several major acquisitions. Immediately prior to joining the Company, Mr. Merrill worked for Move, Inc., where he served as Executive Vice President of Corporate Development and Strategy. From April 2000 to October 2001, Mr. Merrill was president of Homebuilder.com, a division of Move, Inc. Mr. Merrill is a member of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and the Executive Committee of the Metro Atlanta Chamber of Commerce. He also chairs the Management Committee of the Leading Builders of America. He is a graduate of the University of Pennsylvania’s Wharton School with a Bachelor of Science degree in Economics.
We believe Mr. Merrill’s experience in and knowledge of the homebuilding sector, gained primarily through finance, capital markets and strategic development roles over more than 20 years, is particularly valuable to the Company as it seeks to achieve its financial and operational goals.
PETER M. ORSER. Mr. Orser, 60, has been a director of the Company since February 2016. From 2010 to 2014, Mr. Orser served as President and Chief Executive Officer of the Weyerhaeuser Real Estate Company, a subsidiary of Weyerhaeuser Company, where he oversaw five different homebuilding operations across the United States. In July 2014, under his leadership, Weyerhaeuser completed the successful sale of the company. Prior to that, Mr. Orser spent almost 25 years in various positions at Quadrant Homes, a leading homebuilder in the state of Washington and a subsidiary of Weyerhaeuser, including serving as President from 2003 to 2010. Mr. Orser is active in a number of other civic organizations, including serving as Vice Chair and Acting Director of the Runstad Real Estate Center Advisory Board at the University of Washington, and was recently appointed by the Governor to serve on the Washington State Affordable Housing Advisory Board. Mr. Orser holds a Bachelor of Science degree from the University of Puget Sound and a Master of Urban Planning from the University of Washington.
Mr. Orser’s experience in the homebuilding industry provides significant operational and safety expertise to the Company. We believe his understanding of our industry, as well as his management experience gained over the course of his career, provides tremendous value to the Board.
NORMA A. PROVENCIO. Ms. Provencio, 59, has been a director of the Company since November 2009. Ms. Provencio is President and owner of Provencio Advisory Services Inc., a healthcare financial and operational consulting firm. Prior to forming Provencio Advisory Services in October 2003, she was the Partner-in-Charge of KPMG’s Pacific Southwest Healthcare Practice since May 2002. From 1979 to 2002, she was with Arthur Andersen, serving as that firm’s Partner-in-Charge of the Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest from November 1995 to May 2002. Ms. Provencio received her Bachelor of Science in Accounting from Loyola Marymount University. She is a certified public accountant and also a member of the Board of Regents of Loyola Marymount University.
Ms. Provencio has over 30 years’ experience in the public accounting field. We believe her in-depth understanding of accounting rules and financial reporting regulations to be extremely valuable to the Company’s commitment and efforts to comply with regulatory requirements, including those related to Audit Committee functions.
DANNY R. SHEPHERD. Mr. Shepherd, 65, has been a director of the Company since November 2016. Prior to his retirement in 2015, Mr. Shepherd was Vice Chairman (from 2014 to 2015) and served as Senior Vice President, Executive Vice President and Chief Operating Officer (from 2001 to 2014) of Vulcan Materials Company, a producer of construction aggregates. Mr. Shepherd is a current director of GCP Applied Technologies. Mr. Shepherd received his Bachelor of Science degree from Georgia Institute of Technology.

Mr. Shepherd has significant experience in the building materials industry, and he has over forty years of public company experience. He served in various management roles over the course of his career, including thirteen years as an executive of a large producer of construction aggregates. We believe his in-depth understanding of our industry, as well as his management and operational experience, provides tremendous value to the Board.
STEPHEN P. ZELNAK, JR. Mr. Zelnak, 71, has served as a director of the Company since February 2003 and as our Non-Executive Chairman of the Board since February 2015. He is currently a director of Martin Marietta Materials, Inc., a producer of aggregates for the construction industry where he has also served as Chief Executive Officer from 1993 through 2009 and Chairman of the Board of Directors from 1997 through May 2014. Mr. Zelnak joined Martin Marietta Corporation in 1981 where he served as the President of Martin Marietta’s Materials Group and of Martin Marietta’s Aggregates Division. Mr. Zelnak also serves as Chairman and majority owner of ZP Enterprises, LLC, a private investment firm. Mr. Zelnak received a Bachelor’s degree from Georgia Institute of Technology and Masters degrees in Administrative Science and Business Administration from the University of Alabama System. He has served as Chairman of the North Carolina Chamber and is the past Chairman of the North Carolina Community College Foundation. He serves on the Advisory Board of the College of Management at North Carolina State University and is a Trustee Emeritus of the Georgia Tech Foundation.
Mr. Zelnak brings over 30 years’ experience as a senior executive in the building materials industry, as well as an educational background that includes business administration, organizational behavior and finance. In addition, his prior experience as the chief executive officer of a publicly-traded company is especially beneficial in his role as a member of the Audit Committee and the Nominating/Corporate Governance Committee. His vast knowledge of the building industry and mentorship skills are tremendous assets to the Board and the executive management team in his role as Non-Executive Chairman.
Recommendation
The Board of Directors recommends a vote FOR the election of each of the nominees named above.

DIRECTOR COMPENSATION
Director Compensation Table
The following table sets forth the compensation of each non-employee director in fiscal year 2016. As discussed in footnote 3 to the table, we believe it is important to note that the compensation information relating to stock and option awards appearing in the table below is calculated according to SEC rules and does not represent current values or the value ultimately realized, which may be substantially lower due to declines in the value of our common stock.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Total ($)
Elizabeth S. Acton	$107,500	$100,006	$0	$207,506
Laurent Alpert	$105,000	$100,006	$0	$205,006
Brian C. Beazer	$95,000	$100,006	$0	$195,006
Peter G. Leemputte	$105,000	$100,006	$0	$205,006
Peter M. Orser	$62,899	$66,127	$0	$129,026
Norma A. Provencio	$110,000	$100,006	$0	$210,006
Larry T. Solari	$95,000	$100,006	$0	$195,006
Stephen P. Zelnak, Jr.	$150,000	$200,012	$0	$350,012

________________________________________

(1)
Allan Merrill is a member of our Board of Directors, as well as our President and Chief Executive Officer. His compensation is disclosed in the tables included under “Executive Compensation.” Because Mr. Merrill does not receive compensation separately for his duties as a director, he is not included in the Director Compensation table. Mr. Shepherd joined the Board of Directors in fiscal year 2017 and did not receive any compensation with respect to fiscal year 2016. Accordingly, he is not included in the Director Compensation Table.

(2)	See Director Compensation for Fiscal Year 2016.

(3)
Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the non-employee directors. Further information regarding the valuation of stock and option awards can be found in Notes 2 and 16 to our Consolidated Financial Statements in our 2016 Form 10-K. In fiscal year 2016, Ms. Acton, Ms. Provencio and Messrs. Alpert, Beazer, Leemputte and Solari were each granted 7,128 shares of restricted stock. Mr. Orser was granted 8,467 shares of restricted stock, consisting of his target annual equity award prorated for the period he served as a director (February 2, 2016 to September 30, 2016). Mr. Zelnak was granted 14,256 shares of restricted stock, consisting of: (a) his non-employee director grant of 7,128 shares; and (b) an additional grant of 7,128 shares in connection with his service as Chairman of the Board. Each award vests on the one-year anniversary of its grant date.

Narrative Disclosure to Director Compensation Table
Director Compensation for Fiscal Year 2016
The fiscal year 2016 director compensation is described in the table below.

Director Compensation Program: Fiscal Year 2016
Meeting Attendance Fees	No fees for Board and committee meetings.
Annual Cash Retainer	$75,000 annual cash retainer for all non-employee directors. Annual compensation for the Non-Executive Chairman is addressed below under “Non-Executive Chairman Compensation.”
Annual Committee Chair Retainers	$25,000 for Audit Committee Chair. $20,000 for Compensation Committee, Nominating/Corporate Governance Committee and Finance Committee Chairs.
Annual Non-Chair Committee Member Retainers	$12,500 annual retainer for non-chair members of the Audit Committee. $10,000 annual retainer for non-chair members of the Compensation, Nominating/Corporate Governance and Finance Committees.
Annual Equity Grant	The target annual equity grant for all non-employee directors is equal to $100,000, subject to share usage and availability each year. (1)
Non-Executive Chairman Compensation
In addition to the $75,000 annual cash retainer and $100,000 annual equity award to be paid to all non-employee directors, the Non-Executive Chairman is entitled to receive an additional $75,000 annual cash retainer and an additional $100,000 annual equity award, subject to share usage and availability each year. The Non-Executive Chairman is not eligible to receive additional retainers for committee service.

Out-of-Pocket Expenses	Reimbursement for reasonable out-of-pocket expenses incurred in connection with participating in Board and committee meetings.

(1)
Directors are eligible to receive grants of equity-based awards under the Company’s long-term incentive plans, at the discretion of our Compensation Committee. Our Compensation Committee’s rationale for equity grants to directors is similar to that for our NEOs, namely, to align their interests with those of stockholders. The amount of the director grant is determined in consultation with our Compensation Committee’s retained compensation consultant. For fiscal year 2016, taking into account the recommendation of Pearl Meyer, the Compensation Committee approved director restricted stock awards that vest on the first anniversary of the grant date. See footnote 3 to the Director Compensation table above.

Except as described above, our non-employee directors did not receive any other compensation from the Company for services rendered as a director during fiscal year 2016. Our directors are subject to stock ownership and holding requirements, as described under “Compensation Discussion and Analysis — Various Compensation Policies — Stock Ownership and Holding Requirements.”

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2017. Deloitte & Touche has served as our accounting firm since our fiscal year ended September 30, 1996. The services provided to the Company by Deloitte & Touche for the last two fiscal years are described under the caption “Principal Accountant Fees and Services” below. Stockholder approval of the appointment is not required; however, our Board of Directors believes that obtaining stockholder ratification of the appointment is a sound governance practice.
Representatives of Deloitte & Touche will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Recommendation
The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted by our Board of Directors. Each member of the Audit Committee is independent and financially literate in the judgment of the Board of Directors and as required by the Sarbanes-Oxley Act and applicable SEC and NYSE rules. The Board of Directors has also determined that Ms. Acton, Ms. Provencio and Mr. Zelnak qualify as “audit committee financial experts,” as defined under SEC regulations.
Management is responsible for our internal controls and the financial reporting process. Deloitte & Touche, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.
The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 30, 2016. The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.
The Audit Committee has also received the written communications from Deloitte & Touche required by the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche their independence. The Audit Committee has considered whether the provision of the non-audit services described below by Deloitte & Touche is compatible with maintaining their independence and has concluded that the provision of these services does not compromise such independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 for filing with the SEC.
Norma A. Provencio (Chair)
Elizabeth S. Acton
Stephen P. Zelnak, Jr.
The Members of the Audit Committee November 7, 2016

PRINCIPAL ACCOUNTANT FEES AND SERVICES
For the fiscal years ended September 30, 2016 and 2015, the following professional services were performed by Deloitte & Touche.
Audit Fees: The aggregate audit fees billed for the fiscal years ended September 30, 2016 and 2015 were $1,140,000 and $1,025,000, respectively. Audit fees consisted of fees associated with the audit of our annual financial statements and internal control over financial reporting, the audits of certain consolidated subsidiaries, reviews of the financial statements included in our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended September 30, 2016 and 2015 were $43,800 and $48,800, respectively. These fees related to assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. These services included employee benefit and compensation plan audits.
Tax Fees: No fees for tax services were billed by or paid to Deloitte & Touche in either fiscal year 2016 or fiscal year 2015.
All Other Fees: No other fees were billed by or paid to Deloitte & Touche in either fiscal year 2016 or fiscal year 2015.
Our Audit Committee annually approves each year’s engagement for audit services in advance. Our Audit Committee has also established complementary procedures to require pre-approval of all permitted non-audit services provided by our independent auditors.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation objectives, practices and programs, as well as the means by which our Compensation Committee (the “Committee”) determines executive compensation under those programs. The CD&A focuses on the compensation of our NEOs for fiscal year 2016, who were:

•	our President and Chief Executive Officer, Allan P. Merrill;

•	our Executive Vice President and Chief Financial Officer, Robert L. Salomon; and

•	our Executive Vice President, General Counsel and Chief Administrative Officer, Kenneth F. Khoury.
In addition, this CD&A provides an overview of compensation programs approved by the Committee for fiscal year 2017.
Executive Summary
Fiscal Year 2016 Results
The Committee and its independent compensation consultant establish programs that are intended to reward past performance and to incent future achievements that support the Company’s short-term and long-term goals and business plans. The Committee believes that when designing such programs that it is important to review the financial and operational achievements of management for the previous fiscal year as well as over the long term.
During fiscal year 2016, we made significant progress on virtually all key financial metrics and improved on our fiscal year 2015 performance, despite challenging conditions in several of our markets. In fiscal year 2016:

•	Revenue grew to $1.82 billion, up over 12% year-over-year.

•	Absorption rates remained strong at 2.7 sales per community per month for the year.

•	Our average sales price (“ASP”) increased to $329,400, the highest ASP for any year in our history.

•	New home orders were down by about 1.1% year over year.

•	Closings increased by 8.2% year over year.

•	Our ASP in backlog as of the end of the fiscal year was up 4% to $340,600 from $327,600 the prior year.

•	Our average active community count was 3.1% higher than the prior year.

•	We reduced our outstanding debt by nearly $157 million.
For purposes of this CD&A, the terms listed below shall be defined as follows:
“Adjusted EBIT” (earnings before interest, debt extinguishment charges and taxes) equals net income (loss) before: (a) previously capitalized interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization; (b) debt extinguishment charges; and (c) income taxes.
“Adjusted EBITDA” (earnings before interest, taxes, depreciation, amortization, debt extinguishment charges and impairments) is calculated by adding non-cash charges, including depreciation, amortization, inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the period to Adjusted EBIT. Adjusted EBITDA, as used in this CD&A, also excludes the following charges: (a) for our fiscal 2016, unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries) and additional insurance recoveries from a third-party insurer; and (b) for our fiscal 2015, unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries) and a litigation settlement in discontinued operations.
“Bonus Plan EBITDA” is equal to Adjusted EBITDA before accrual of corporate bonuses.
Progress Since Fiscal Year 2011
After being appointed to their current management roles in June 2011, our NEOs have returned the Company to profitability and generated significant increases in revenue, adjusted EBITDA and shareholders’ equity while reducing total debt as a percentage of shareholders' equity plus total debt. These achievements since fiscal year 2011 are highlighted below.

•
Significant Improvement in Total Revenue, Net Income from Continuing Operations and Adjusted EBITDA. Since fiscal year 2011, the Company grew revenue by 145.6%. During the same period, Net Income from Continuing Operations grew from a loss of $200.2 million for fiscal year 2011 to net income of $5.2 million for fiscal year 2016. Adjusted EBITDA (1) for fiscal year 2016 of $156.3 million reflects an improvement of $181.2 million, as compared to a loss of $24.9 million for fiscal year 2011. Since the fourth quarter of fiscal year 2011, Adjusted EBITDA over the trailing twelve month period has increased in 19 out of 20 quarters.

(1) See Annex I for a reconciliation to the comparable GAAP measure.

•
Reduced Total Debt as a Percentage of Total Debt and Shareholders' Equity. We reduced total debt as a percentage of total debt and shareholders equity from 88.1% at the end of fiscal year 2011 to 67.4% at the end of fiscal year 2016.

•	Increased Shareholder Equity. Shareholder equity has increased by 224.0%, from $198.4 million at September 30, 2011 to 642.9 million at September 30, 2016.

•	Increased New Home Orders and Closings. New home orders of 5,297 and closings of 5,419 for fiscal year 2016 increased by 34.9% and 66.8%, respectively, as compared to fiscal year 2011.

•
Substantial Growth in Average Sales Per Community and Average Sales Price. The Company improved average sales per community per month from 1.8 for fiscal year 2011 to 2.7 for fiscal year 2016, a 50% increase. Our fiscal year 2016 rate of sales per community per month remains among the strongest absorption rates in the industry. Over the same time period, the Company increased the average sales price by 50.1%, from $219,400 to $329,400 (the highest in Company history).

•	Reduced Costs as a Percentage of Revenue. SG&A as a percentage of total revenue was reduced from 22.9% for fiscal year 2011 to 12.3% for fiscal year 2016.

•
Activated Previously Idled Land. At the close of fiscal year 2011, the Company’s balance sheet was burdened with approximately $385 million of land owned for which development was not economically feasible. Since that time, the Company has sold or activated much of this idled land and, as of the close of fiscal year 2016, the remaining properties are carried at $213 million. This efficient use of assets already owned has permitted the Company to devote capital to other uses such as acquisition of new land and debt reduction.

Highlights of Our Compensation Practices
Set forth below are certain highlights of our current compensation practices. These practices include those adopted to drive the Company’s performance, as well as those the Company has not adopted because the Committee does not believe these practices serve the best interests of our stockholders.

What We Do
Practice	Company Highlights	Discussed on Page(s)
☑ Pay for Performance
Substantially all NEO short- and long-term incentive compensation is tied to performance, and requires the achievement of operational, financial and strategic goals in order to be earned.
•
Despite significant improvements in financial and operational results, realizable values for long-term incentive awards granted to NEOs the last five years are well below target award values since the Company's performance did not achieve target levels. For example, the Total Shareholder Return performance shares granted to our NEOs in fiscal years 2013 and 2014 and the performance cash tied to gross margin improvement granted in fiscal year 2014 expired without vesting.
		25-31
☑ Alignment with Stockholder Interests
In recent years, we increased the emphasis on equity-based grants to our NEOs to more closely align their interests with those of our stockholders, and increased NEO stock ownership and holding requirements.
		28-31
☑ Awards Do Not Automatically Vest Following a Change in Control
Our NEO employment agreements include double-trigger change in control provisions as a condition to cash severance payments. In addition, in the event of a change in control, annual equity awards to NEOs under our 2014 Long-Term Incentive Plan do not automatically vest.
		41-43
☑ Mitigate Undue Risk
Undue risk that may be associated with NEO compensation is mitigated through the utilization of caps on incentive payouts, multiple performance measures for incentive plans, a compensation clawback policy, and stock ownership guidelines. The Committee receives a compensation risk assessment annually from its independent compensation consultant.
		5-7, 25-31
☑ Compensation Subject to Recoupment or “Clawback”	The Company has the right to clawback all or a portion of an individual’s incentive compensation in the event his or her misconduct requires the Company to restate of its financial statements, to the extent that individual’s incentive compensation was based on the misstated financials.	8
☑ No Hedging or Pledging of Company Stock	The Company has a policy that prohibits our officers and directors from hedging or pledging Company stock.	8
☑ Independent Compensation Consultant	The Committee utilizes an independent compensation consulting firm, Pearl Meyer, which reports directly to the Committee and does not provide any other services to the Company.	25-26
☑ Annual Review of Share Utilization	The Company annually evaluates share utilization run rates to strike the appropriate balance among dilution to stockholders, management incentives and practices at peer companies.	28-31

What We Don’t Do
Practice	Company Highlights
☒ No Tax-Gross Ups	We do not provide tax gross-ups for our NEOs.
☒ No NEO Specific Perquisites
NEOs do not have supplemental executive retirement plans, company cars, club memberships or other significant perquisites. NEOs receive benefits that are comparable to benefits provided to other employees and pay costs and taxes on such perquisites on the same basis as other employees.

☒ No Evergreen Employment Agreements	NEO employment agreements do not automatically renew, are for a fixed term and are terminable by the Company with or without cause.
☒ No "Liberal Share Recycling"
Shares of common stock used to pay taxes or to pay the exercise price of stock options for Awards made under Amendment No. 1 to the 2014 Long-Term Incentive Plan will be cancelled and not available for re-issuing.

Consideration of the 2016 Say on Pay Vote
Following our 2016 annual meeting of stockholders, the Committee reviewed the results of the non-binding stockholder advisory vote on our executive compensation (the “2016 Say on Pay Vote”). Over 98% of the shares voted on the proposal were voted in support of the compensation of our NEOs as set forth in the CD&A, the summary compensation table and the related compensation tables and narratives in last year’s proxy statement.
In designing the compensation program for fiscal year 2017, the Committee considered the results of the 2016 Say on Pay Vote, our ongoing dialogue with stockholders, internal considerations and an evaluation of peer practices. After consideration, the Committee concluded that, for fiscal year 2017, it was appropriate to maintain the existing compensation mix of our NEOs, with a slight variation in the components of the long-term incentive plan to reflect the Company’s current strategic direction. The fiscal year 2017 compensation program continues to tie the majority of our NEOs’ compensation to performance metrics that support the Company's strategy of growth while also reducing debt.
Overall Compensation Philosophy and Objectives
Pay for Performance
Our core compensation philosophy continues to be focused on providing incentive compensation to our management team when they achieve aggressive financial and non-financial goals that the Committee and our Board of Directors believe are critical to enhancing stockholder value. As part of that philosophy, failure to reach such goals can result in no compensation under a particular plan or metric. For example, the Total Shareholder Return performance shares granted to our NEOs in November 2013 and November 2014 expired in November 2015 and November 2016, respectively, at the end of their three-year performance periods without vesting because the Company’s stock price did not achieve the specified performance levels. Similarly, performance cash awarded in November 2013 tied to increasing gross margin dollars also expired in fiscal year 2016 without vesting because the Company did not reach the target increase in gross margin dollars.
Core Principles
Our compensation program is comprised of a combination of base salary, short-term cash incentive compensation and long-term incentives in the form of performance shares and, to a lesser extent, time-based restricted stock. The Committee continues to align overall compensation opportunities with the 25th to 50th percentiles of our peer group each year.
The Committee reviews our core compensation philosophy annually in conjunction with the review of our compensation programs. While our core compensation philosophy and objectives have remained largely constant, the Committee has not hesitated to make adjustments to various aspects of our compensation programs to meet changing needs and circumstances of the Company. For example, the addition of a debt reduction metric for the fiscal year 2016 long-term incentive plan was the result of a new strategic goal for fiscal year 2016 to aggressively reduce debt. Please see “— Elements of Fiscal Year 2017 Executive Compensation” below for a detailed explanation of the various components of fiscal year 2017 compensation program.
By structuring compensation programs with features that are balanced between short- and long-term payouts as well as cash and equity awards, the Committee believes it can:

•	align management’s interests with those of our stockholders in both the short- and long-term;

•	reduce risks that may be associated with compensation that is overly focused on the achievement of short-term objectives; and

•	attract, retain and motivate senior management personnel.
The Committee also believes that base salary and incentive compensation opportunities should be set based on a variety of factors, including key business objectives and strategic priorities, Company and executive performance, the compensation practices of our peer group, each executive’s specific responsibilities and skill sets, and the relationship among the compensation levels of members of our management team. In addition, the Committee has taken into consideration our need to attract and retain qualified executives in an industry that continues to experience an intense level of competition for senior executives as the housing market continues to recover.
Role of the Committee, Management and Compensation Consultants
The principal responsibilities of the Committee include:

•
meeting with its independent compensation consultant, with and without the presence of management, to review and structure objectives and compensation programs for our NEOs that are aligned with the Company’s business and financial strategy, as well as stockholder interests;

•	evaluating the performance of our NEOs in light of those objectives; and

•	based on this evaluation, determining and approving the compensation level for our CEO (with input from our Non-Executive Chairman) and for other executive officers, with our CEO’s input.
During fiscal year 2016, the members of the Committee took into account discussions with, and presentations by, key members of our management team to ensure that our operating and financial strategies and goals formed the basis for compensation plans that would create incentives for management to execute those strategies and achieve those goals.

Specifically, in designing the compensation program for fiscal year 2016, the Committee received significant input from Mr. Merrill.
The Committee has retained Pearl Meyer for each of the last five fiscal years to provide advice regarding compensation plan design, compensation levels, benchmarking data and advice with regard to compensation disclosures. Prior to retaining Pearl Meyer for each of fiscal years 2016 and 2017, the Committee determined that Pearl Meyer qualifies as an independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company.
Mr. Merrill reviewed the performance of Messrs. Salomon and Khoury for fiscal year 2016, and made recommendations to the Committee based on his review. In addition, our Non-Executive Chairman discussed Mr. Merrill’s performance with the Committee. Mr. Merrill was present for the Committee’s deliberations related to the compensation of the other NEOs, but not for the Committee’s discussions related to his own compensation.
Elements of Fiscal Year 2016 Executive Compensation
The discussion that follows summarizes each element of our compensation program for our NEOs for fiscal year 2016 and the rationale for the compensation decisions.
The Committee relied upon its judgment and experience, its assessment of the capabilities and achievements of our NEOs, advice from Pearl Meyer and benchmark data from peer companies to establish the overall level and mix of executive compensation components. In addition, the Committee took into account the stockholder vote at our 2016 annual meeting of stockholders, at which 98% of the shares voted on our Say on Pay proposal were voted in favor of our executive compensation program.
As part of the process of determining fiscal year 2016 target levels for NEO incentive compensation, the Committee reviewed the compensation targets used by the 2016 Peer Group (as defined below under “— Peer Groups for Fiscal Years 2016 and 2017”). While the Committee believes benchmarking against pay practices at other publicly-held homebuilders is useful in determining whether our executive compensation practices are reasonable, in the past it has not, and for fiscal year 2016 it did not, establish compensation levels based solely on benchmarking industry practices. Nonetheless, based on data for the 2016 Peer Group, the Committee was advised by Pearl Meyer that compensation for our NEOs remained targeted between the 25th and 50th percentiles of the 2016 Peer Group.
Compensation Components and Mix
The Company’s fiscal year 2016 compensation program for our NEOs consisted of base salary, a short-term cash incentive plan and long-term incentives, including performance shares and, to a lesser extent, time-based restricted stock.
Base Salary
The Committee reviews the base salaries of our NEOs annually. Based on its review for the 2016 fiscal year, the Committee decided the base salaries for Messrs. Merrill, Salomon and Khoury would remain unchanged at $900,000, $525,000 and $525,000, respectively. Based on competitive data, the Committee determined that these base salaries were positioned between the 25th and 50th percentiles of the 2016 Peer Group. Since assuming their current roles in 2011, there has been no increase in Mr. Merrill’s base salary and one increase in the base salaries of the other NEOs in January 2014.
Short-Term Incentive Compensation
2016 Bonus Plan
For fiscal year 2016, the Committee established an annual cash incentive program for our NEOs (the “2016 Bonus Plan”). Awards under the 2016 Bonus Plan were based on the achievement of certain financial and operational criteria established in advance by the Committee.
The chart below shows the threshold, target and maximum award opportunities, as a percentage of base salary, for each NEO under the 2016 Bonus Plan, assuming achievement of both the Bonus Plan EBITDA and operational components.

2016 Bonus Plan Overall Award Opportunities

	Threshold		Target		Maximum
	$ Value	As % of Base Salary	$ Value	As % of Base Salary	$ Value	As % of Base Salary
Mr. Merrill	$450,000	50%	$1,350,000	150%	$2,700,000	300%
Mr. Salomon	$262,500	50%	$525,000	100%	$1,050,000	200%
Mr. Khoury	$262,500	50%	$525,000	100%	$1,050,000	200%
EBITDA Component of 2016 Bonus Plan
In light of the demonstrated success of the Adjusted EBITDA metric as a driver of financial results under the bonus plan for fiscal year 2015, and because improvement in Adjusted EBITDA is key to accomplishment of the strategic plan, the Committee decided that 75% of the overall annual bonus opportunity would be based on the achievement of challenging pre-determined levels of EBITDA, excluding any accrual for bonus payments to NEOs and other corporate employees (“2016 Bonus Plan EBITDA”).
The chart below shows the threshold, target and maximum award opportunities for each NEO under the EBITDA component of the 2016 Bonus Plan:

2016 Bonus Plan EBITDA Component Award Opportunities

	Threshold $ Value	Target $ Value	Maximum $ Value
Mr. Merrill	$337,500	$1,012,500	$2,025,000
Mr. Salomon	$196,875	$393,750	$787,500
Mr. Khoury	$196,875	$393,750	$787,500
To the extent the actual 2016 Bonus Plan EBITDA performance was between the threshold and target performance levels, or between the target and maximum performance levels, linear interpolation was applied to determine the actual payout under this component of the 2016 Bonus Plan.
Results for Bonus Plan EBITDA Component of the 2016 Bonus Plan
The Committee established the following 2016 Bonus Plan EBITDA targets: Threshold: $155 million; Target: $165 million; and Maximum: $185 million. The Company generated Bonus Plan EBITDA of $162.3 million, which excludes unexpected warranty costs and additional insurance recoveries from a third-party insurer. The Company's Bonus Plan EBITDA for fiscal year 2016 represented 98% of the target performance level and 105% of the threshold level of achievement necessary to earn an award. Upon the application of linear interpolation, the Earned Percentage was calculated to be 122.8% for Mr. Merrill and 86.4% for each of Messrs. Salomon and Khoury.
The table below sets forth the amount each NEO received for the Bonus Plan EBITDA component of the 2016 Bonus Plan and how this amount was calculated. The amount earned was calculated based on base salary and using unrounded numbers.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Calculation of EBITDA Component Results
Base Salary	$900,000	$525,000	$525,000
x % of EBITDA Component Opportunity	x 75%	x 75%	x 75%
x Earned Percentage of Base Salary	x 122.8%	x 86.4%	x 86.4%
= $ Earned and Paid for Component	$828,671	$340,133	$340,133
Operational Component of 2016 Bonus Plan
The remaining 25% of the annual bonus opportunity under the 2016 Bonus Plan was based on improvement in our customer survey scores recorded at four points during the customer experience, from early contact with the Company through warranty experience. Accordingly, each division's customer survey responses on each of four categories of customer experience were recorded and measured against a target improvement over fiscal year 2015 scores (the “Scores").
Only if threshold 2016 Bonus Plan EBITDA was achieved would our NEOs be eligible to receive an award for this operational component of the 2016 Bonus Plan. The chart below shows the threshold, target and maximum award opportunities for each NEO under the operational component of the 2016 Bonus Plan:
2016 Bonus Plan Operational Component Award Opportunities

	Threshold $ Value	Target $ Value	Maximum $ Value
Mr. Merrill	$112,500	$337,500	$675,000
Mr. Salomon	$65,625	$131,250	$262,500
Mr. Khoury	$65,625	$131,250	$262,500
Results for Operational Component of the 2016 Bonus Plan
The operational component of the 2016 Bonus Plan comprised 25% of the overall annual bonus opportunity.

To achieve a target payout on this component, 87.5 % of Scores had to exceed benchmarks (or an 11.7% improvement over fiscal year 2015), and a maximum award would be achieved if 95% or more Scores exceed benchmarks (a 21.3% year over year improvement). For fiscal year 2016, 93.7% of average Scores exceeded the benchmark target of 87.5%. Applying linear interpolation between target and maximum resulted in an Operational Earned Percentage of 273% for Mr. Merrill and 182% of target for each of Messrs. Salomon and Khoury (the “Operational Earned Percentage”). The table below sets forth the amount each NEO received for the operational component and how this amount was calculated. The amount earned was calculated based on base salary and using unrounded numbers.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Calculation of Operational Component Results
Base Salary	$900,000	$525,000	$525,000
x % of Operational Component Opportunity	x 25%	x 25%	x 25%
x Operational Earned Percentage of Base Salary	x 273%	x 182%	x 182%
= $ Earned and Paid for Component	$614,286	$238,889	$238,889

The chart below summarizes the total awards for our NEOs under the 2016 Bonus Plan.

Summary of Fiscal Year 2016 Bonus Plan Awards

	Bonus Plan EBITDA Component	Operational Component	Total Award for 2016 Bonus Plan	As a % of Target Award Opportunity
Mr. Merrill	$828,671	$614,286	$1,442,957	106.9%
Mr. Salomon	$340,133	$238,889	$579,022	110.3%
Mr. Khoury	$340,133	$238,889	$579,022	110.3%
Fiscal Year 2016 Long-Term Incentive Compensation
Based on recommendations from Pearl Meyer and other factors, the Committee awarded performance-based restricted stock (two-thirds of overall award opportunity) and time-based restricted stock (one-third of award opportunity).
The Committee intended to establish a mix of equity awards that remains highly performance-based, while at the same time providing retention strength. The fiscal year 2016 long-term incentive compensation program was designed to continue targeting between the 25th and 50th percentiles as compared to the 2016 Peer Group.
Restricted Stock
Time-based restricted stock awards, which represent one-third of the overall opportunity under the fiscal year 2016 long-term incentive compensation program, vest ratably over a three-year period, beginning with the first anniversary of the grant date. In fiscal year 2016, the NEOs were granted the following amounts of restricted stock: Mr. Merrill: 52,669; Mr. Salomon: 21,507; and Mr. Khoury: 21,507.
Performance Shares
Two-thirds of the fiscal year 2016 long-term incentives consist of a share grant that utilizes three principal metrics that support our strategic objectives (the “2016 Performance Shares”). The Committee also considered the fluid nature of the housing market and need to design an award that would not be obsolete in the event of a change in strategy in the middle of the award's performance period. The design of the 2016 Performance Shares accomplishes the following objectives:

•	continues the practice of allocating two-thirds of the long-term incentive grant value to performance-based awards;

•	broadens the financial performance measures to support the Company’s debt reduction strategy;

•	retains an emphasis on relative total shareholder return (“TSR”); and

•	caps the maximum opportunity on the financial metrics to limit shares issued to levels comparable to fiscal year 2015 levels.
The three metrics for the 2016 Performance Shares are:

•	cumulative pre-tax income (as defined below);

•	return on assets (“ROA”), based on increasing the ratio of Adjusted EBITDA to total assets (as defined below); and

•	debt reduction, based on lowering the ratio of net debt (as defined below) to Adjusted EBITDA.
Performance goals for each of the three metrics were based on improvement over fiscal year 2015 levels at the end of three years. The final number of shares earned by the NEOs will be based on such actual performance. (For purposes of the 2016 Performance Shares, “pre-tax income” is defined as the Company’s income from continuing operations for the applicable fiscal year, before taxes and excluding impairments and abandonments, debt extinguishment and such other non-recurring items as the Committee may approve. “Total assets” is defined as the Company’s total assets as shown on the consolidated balance sheet included in the Company’s Form 10-K for the applicable fiscal year. “Net debt” is defined as the Company’s total debt as shown on the consolidated balance sheet included in the Company’s Form 10-K for the applicable fiscal year less unrestricted cash.)
In addition, as in previous years, to maintain alignment with stockholders, relative TSR performance was a component of the 2016 Performance Shares as described more fully below.
In order to ensure that the total number of shares issued to NEOs pursuant to the 2016 Performance Share awards will be approximately equal to the number of shares allocated to the performance-based component of the fiscal year 2015 long-term incentive program, the Committee has imposed an award limit of 175% of target shares even if the amount earned would exceed that number, subject to adjustment based on TSR performance as described below.
The Committee based the performance goals for each metric primarily on the Company’s business plans and review by Pearl Meyer to assure that the goals for the 2016 Performance Shares are aggressive and payout levels are consistent with actual performance.
2016 Performance Shares: Principal Metrics
A.    Pre-Tax Income
This measure is designed to incent actions that improve the Company’s cumulative pre-tax income over fiscal year 2015 levels. The table below depicts the performance goals in both dollars and compound annual growth rate (“CAGR”) established as Threshold, Target and Superior performance levels.

	Performance Required for Achievement at:
Pre-Tax Income	Threshold	Target	Superior
3-Year CAGR (%)	33.3%	42.6%	51.4%
Cumulative pre-tax income by Fiscal Year 2018 ($)	$120 million	$140 million	$160 million

Accordingly, a cumulative improvement in pre-tax income of $140 million by the end of fiscal year 2018 (a 42.6% CAGR) will be a Target achievement that will result in earning a percentage of target shares as shown in the chart below entitled “— 2016 Performance Shares: Determination of Shares Earned.”
B.    Return on Assets
This component incents management to make efficient use of the Company’s capital by rewarding improvement in the amount of Adjusted EBITDA as a percentage of total assets over fiscal year 2015 achievement of this metric of 5.91%.

	Performance Required for Achievement at:
ROA	Threshold	Target	Superior
Fiscal Year 2018	8.00%	9.00%	10.00%
Improvement by Fiscal Year 2018	209 bps	309 bps	409 bps
To achieve a Target result, the Company’s ROA for fiscal year 2018 will need to reach 9.00%, representing an improvement of approximately 309 basis points by the end of the three-year performance period.
C.    Debt Reduction
As noted above, the Company’s overall strategy for fiscal year 2016 and beyond includes net debt reduction. This metric rewards reduction in the ratio of net debt to Adjusted EBITDA based on the following chart.

	Performance Required for Achievement at:
Net Debt/Adjusted EBITDA Ratio	Threshold	Target	Superior
Fiscal Year 2018	7.00x	6.00x	5.00x
Improvement by Fiscal Year 2018	(1.90)	(2.90)	(3.90)
To reach Target performance of reduction in the Company’s debt to EBITDA percentage, it will have to improve by 290 basis points by the end of fiscal year 2018.
2016 Performance Shares: Total Shareholder Return Modifier
The Committee has historically incorporated a TSR metric into the NEOs’ long-term incentive program. The Committee believes it is important to continue utilizing TSR as a component of the NEO long-term incentive program. As a result, after determining the number of shares earned based on the financial measures, which can range from 0% to 175% of the targeted number of shares, the following three-year relative TSR scale will apply (the “TSR Modifier”):

TSR Percentile Rank vs. S&P Homebuilders Select Industry Index	Adjustment to # of Performance Shares
At or above 75th Percentile	+20%
70-74th Percentile	+15%
65-69th Percentile	+10%
60-64th Percentile	+5%
40-59th Percentile	No adjustment
35-39th Percentile	-5%
30-34th Percentile	-10%
25-29th Percentile	-15%
Below 25th Percentile	-20%
2016 Performance Shares: Determination of Shares Earned
Shares earned will be based on achieving the Threshold, Target or Superior levels of performance on one or more of the metrics described above. One-third of target shares will be earned for each metric achieving Threshold performance, two-thirds of target shares will be earned for each metric achieving Target performance and 100% of target shares will be earned for each metric achieving Superior performance.  The shares earned on the three metrics will be totaled, and the 175% cap and TSR Modifier will be applied to determine the final award.

•
To illustrate, achievement of a Threshold level of performance on each of the three metrics will result in 33.3% of target shares earned for each metric or a total of 100% of the target number of shares, subject to adjustment based on the TSR Modifier.

•	Superior-level performance on any one metric (100%) will earn a target number of shares subject to the TSR Modifier.

•
The maximum number of shares that can be earned based on the results of the three financial metrics described above will be 175% of target, even if Superior performance is achieved on all three metrics (300% of target shares). In the event of Superior performance on all three metrics, as well as on the TSR modifier, the maximum number of shares awarded will be 210% of target.

•	For performance between Threshold and Target or between Target and Superior, straight line interpolation between such levels will be applied.

•	The Committee retains the discretion to reduce the number of shares finally awarded notwithstanding the number earned pursuant to the table above.
Peer Group for Fiscal Years 2016 and 2017
For fiscal years 2016 and 2017, our peer group consists of AV Homes, Inc., Hovnanian Enterprises, Inc., KB Home, M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Homes Corporation, Taylor Morrison Home Corporation, TRI Pointe Group, Inc., WCI Communities, Inc. and William Lyon Homes (the “Peer Group”). These companies were chosen because, in addition to being among our chief competition among publicly-traded homebuilders, they are closely aligned to us in terms of size. The Committee chose to add AV Homes, Inc. as an additional peer for fiscal year 2016 to increase the sample size to ten companies and position Beazer closer to the median in terms of size.
Overview of Fiscal Year 2017 Executive Compensation
Other than establishing more aggressive target performance, the fiscal year 2017 compensation program for our NEOs is substantially similar to the fiscal year 2016 program and will again consist of base salary, a short-term incentive plan (the “2017 Bonus Plan”) and a long-term incentive plan.
Key features of the fiscal year 2017 executive compensation program include:

•	No changes to NEO base salaries.

•	No changes in target long-term incentive grant opportunities.

•	The bulk of incentive compensation will continue to be "at-risk," or performance-based.

•	Long-term incentives will remain 100% equity based.

•	A TSR Modifier will continue to be applied to performance share awards.

•	NEO compensation levels will remain between the 25th and 50th percentiles versus the Peer Group.

•	Short-term incentive compensation is again primarily linked to improving EBITDA.
Base Salary
The base salaries for Messrs. Merrill, Salomon and Khoury will remain unchanged for fiscal year 2017. Since assuming their current roles in 2011, there has been no increase in Mr. Merrill’s base salary and one increase in the base salaries of the other NEOs in January 2014.
Short-Term Incentive Compensation
The 2017 Bonus Plan follows the structure of the 2016 Bonus Plan:

•
75% of the overall bonus opportunity will be based on the achievement of target levels of EBITDA, (excluding any accrual for bonus payments to NEOs and other corporate employees) which require an improvement over 2016 Bonus Plan EBITDA levels.

•
The remaining 25% of the bonus opportunity will be based on the achievement of certain pre-determined operational metrics related to improvement in customer satisfaction survey scores ("CSS”), construction cycle times and a metric that rewards a combination of sales pace and margin. Failure to achieve certain construction quality standards based on the assessment of an independent third-party expert will result in a deduction from earned awards under this component. Other than CSS, the other metrics are new for fiscal year 2017.

The threshold, target and maximum award opportunities for each NEO under the 2017 Bonus Plan are unchanged from the 2016 Bonus Plan except for an increase to the threshold award opportunity for Mr. Merrill from 50% to 75%.
Long-Term Incentive Compensation
Consistent with fiscal year 2016, long-term incentives for fiscal year 2017 will consist of:

•	performance-based stock (two-thirds of overall award opportunity) that will vest if certain targets are achieved at the end of fiscal year 2019, demonstrating further improvement in the following:

•	Cumulative pre-tax income;

•	Return on assets (“ROA”), based on increasing the ratio of Adjusted EBITDA to total assets; and

•	Debt reduction, based on lowering the ratio of net debt to Adjusted EBITDA,
and

•	time-based restricted stock (one-third of overall award opportunity) that will vest in one third increments on each anniversary of the award.
Other Elements of Executive Compensation
Deferred Compensation Plan
Effective January 1, 2002, the Company adopted the Beazer Homes Deferred Compensation Plan (the “Deferred Plan”) to provide eligible employees the opportunity to defer a portion of their current compensation. In connection with the election of the new management team in 2011, the Committee decided to make an annual contribution to the Deferred Plan for the benefit of each NEO as follows: Mr. Merrill, $100,000 and Messrs. Salomon and Khoury, $50,000 each. For fiscal year 2017, the contributions for Messrs. Salomon and Khoury will be increased to $75,000. These contributions will be made in equal monthly installments and are subject to several restrictions and limitations including the Committee’s right to terminate or suspend any such contribution in the future.
Other Benefits
We do not have a defined benefit pension plan or supplemental executive retirement plan. Our executive management team, including our NEOs, participate in our various benefit programs on the same terms and pay the same amounts as other employees. The Company does not provide to its NEOs supplemental executive retirement plans, company cars (or automobile reimbursements), club memberships or other significant perquisites.

Various Compensation Policies
Stock Ownership and Holding Requirements
In November 2011, the Company reinstituted a stock ownership policy that requires NEOs and members of the Board of Directors to acquire a meaningful level of stock ownership in the Company. In 2014, in connection with new employment agreements for our NEOs, the Board amended the stock ownership policy to significantly increase the ownership requirement for our NEOs, from 3.0 times base salary to 5.0 times base salary for our CEO, and from 1.5 times base salary to 3.0 times base salary for our other NEOs. Messrs. Merrill, Salomon and Khoury have purchased 20,000, 35,500 and 2,500 shares, respectively, in open market transactions since the November 2014 amendment to the stock ownership policy in an effort to comply with the new requirements.
The current stock ownership requirements are based on a multiple of base salary or annual retainer and are as set forth below:

Multiple of Base Salary/ Annual Retainer
CEO	5.0 x base salary
Other NEOs	3.0 x base salary
Directors	3.0 x annual retainer
For purposes of the stock ownership policy, the following types of share holdings are counted towards an individual’s stock ownership: (i) stock that is considered beneficially owned, (ii) two-thirds of service-based restricted stock and (iii) one-third of "in the money" stock options. Unearned performance shares do not count towards ownership requirements. As of December 1, 2016, each of our NEOs and directors was in compliance with our stock ownership policy.
The policy also requires NEOs and directors to hold 50% of net after-tax shares issued upon vesting of restricted stock or stock option exercises until their required respective stock ownership levels are achieved.
Compensation Clawback Policy
In 2011, the Committee adopted an incentive compensation clawback policy that would enable the Company to clawback all or a portion of incentive compensation in the event an individual’s misconduct causes the Company to have to issue a restatement of its financial statements, to the extent that such individual’s incentive compensation was based on the misstated financials.
In addition, awards under our 2014 Long-Term Incentive Plan are subject not only to our existing clawback policy but any other clawback policy adopted by the Compensation Committee, and the Committee has the authority to recoup or cancel awards if a participant engages in “detrimental activity” with respect to the Company.
As described in further detail under “Executive Compensation — Potential Payments Upon Termination or Change of Control — Employment Agreements,” pursuant to the employment agreements with each of our NEOs, any incentive compensation that is paid or granted to the NEOs will be subject to recoupment under the terms of any clawback policy of the Company.
Tax Deductibility of Compensation
It is the Committee’s general policy to consider whether particular payments and awards are deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility for federal income tax purposes of compensation payments to certain executive officers in excess of $1 million, subject to certain exemptions and exceptions for qualified performance-based compensation. Although the Committee takes into consideration the provisions of Section 162(m), being eligible for tax deductibility is not a primary focus, but one consideration among many in the design of our executive compensation program. The Company believes that substantial portions of its long-term incentive grants qualify for the performance-based compensation exemption from Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis set forth above be included in this Proxy Statement and our Annual Report on Form 10-K.
Peter G. Leemputte (Chair)
Peter M. Orser
Norma A. Provencio
Danny R. Shepherd
Larry T. Solari
The Members of the Compensation Committee

EXECUTIVE COMPENSATION
Summary Compensation Table
Set forth below is summary compensation information for the fiscal years ended September 30, 2016, September 30, 2015 and September 30, 2014 for each of our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($) (2)
Allan P. Merrill	2016	$900,000	$0	$2,375,372	$0	$1,442,957	$162,982	$4,881,311
President and Chief Executive Officer	2015	$900,000	$0	$2,437,508	$0	$1,474,021	$107,950	$4,919,479
	2014	$900,000	$0	$4,884,775	$685,420	$1,469,337	$107,800	$8,047,332

Robert L. Salomon	2016	$525,000	$0	$969,951	$0	$579,022	$57,875	$2,131,848
Executive Vice President, Chief Financial Officer and Chief Accounting Officer	2015	$525,000	$0	$995,301	$0	$629,792	$57,875	$2,207,968
	2014	$506,250	$0	$1,567,555	$240,694	$571,409	$57,856	$2,943,764

Kenneth F. Khoury	2016	$525,000	$0	$969,951	$0	$579,022	$57,950	$2,131,923
Executive Vice President, General Counsel and Chief Administrative Officer	2015	$525,000	$0	$995,301	$0	$629,792	$57,950	$2,208,043
	2014	$506,250	$0	$1,567,555	$240,694	$571,409	$57,800	$2,943,708
_______________________

(1)
Represents the aggregate grant date fair value of awards in each of the fiscal years indicated above determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the NEO. The grant date fair value of the performance shares was calculated based on a “Monte Carlo” simulation model, which utilizes multiple variables that determine the probability of satisfying the market-based performance conditions stipulated in the award. The dollar amount of the stock option grants reflect an assumed accounting or “Black-Scholes” value of the grants. Further information regarding the valuation of stock and option awards can be found in Notes 2 and 16 to our Consolidated Financial Statements in our 2016 Form 10-K.

(2)
Descriptions of the long-term incentive programs pursuant to which these awards were made are provided under “Compensation Discussion and Analysis” above. Fiscal year 2014 awards include a one-time grant of time-based restricted stock in September 2014. All fiscal year 2015 and fiscal year 2016 grants are reflected in the Grants of Plan-Based Awards table below. The cumulative number of restricted shares and performance shares held by each NEO, and their aggregate market value at September 30, 2016, are shown in the Outstanding Equity Awards at Fiscal Year End table below. We caution that the amounts reported in the table for stock and option awards and, therefore, total compensation may not represent the amounts that each NEO will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including our performance and stock price.

(3)	Amounts for fiscal year 2016 are cash awards under the 2016 Bonus Plan. There were no award payouts for the NEOs under the fiscal year 2014 long-term cash incentive plan.

(4)	See Narrative Disclosure of "All Other Compensation." “All Other Compensation” for fiscal year 2016 consists of the following:

Name	Year	Deferred Compensation or Discretionary Lump Sum Contributions	401(k) Company Match	Adjustments to Prior Years' Short-Term Incentive	Total
Allan P. Merrill	2016	$100,000	$7,950	$55,032	$162,982
Robert L. Salomon	2016	$50,000	$7,815	$22,952	$57,875
Kenneth F. Khoury	2016	$50,000	$7,950	$22,952	$57,950

Grants of Plan-Based Awards
The following table shows information about eligible or granted plan-based awards for fiscal year 2016 to our NEOs.

	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name			Threshold	Target	Maximum
Allan P. Merrill	BP	11/23/2015	$450,000	$1,350,000	$2,700,000	—	—	—	—
	RS	11/23/2015	—	—	—	52,669	—	—	$750,007
	PS	11/23/2015	—	—	—	105,338	—	—	$1,625,365
Robert L. Salomon	BP	11/23/2015	$262,500	$525,000	$1,050,000	—	—	—	—
	RS	11/23/2015	—	—	—	21,507	—	—	$306,260
	PS	11/23/2015	—	—	—	43,013	—	—	$663,691
Kenneth F. Khoury	BP	11/23/2015	$262,500	$525,000	$1,050,000	—	—	—	—
	RS	11/23/2015	—	—	—	21,507	—	—	$306,260
	PS	11/23/2015	—	—	—	43,013	—	—	$663,691
_______________________

(1)	Award Type: BP = cash award under 2016 Bonus Plan, RS = time-based restricted stock, PS = performance shares

(2)	See footnote 1 to the Summary Compensation Table above for an explanation of the calculation of the grant date fair value of the applicable awards.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Equity Incentive Plan Awards
Grants of equity incentive plan awards for fiscal year 2016 and the full grant date fair value (determined in accordance with ASC 718) of such awards are disclosed in the Grants of Plan-Based Awards table above. Whether, and to what extent, an NEO realizes value upon vesting/exercise will depend on a number of factors, including our performance and stock price. See footnotes 1 and 2 to the Summary Compensation Table above.
Historically, we have utilized four equity-based, long-term incentives: stock options, SSARs, time-based restricted stock and performance-based restricted stock pursuant to our 1999 and 2010 Equity Incentive Plans and our 2014 Long-Term Incentive Plan. For fiscal year 2016, only performance-based restricted stock and time-based restricted stock were awarded. The fiscal year 2016 equity awards vest as follows:

•
Performance shares granted in fiscal year 2016 vest three years from the grant date only if certain performance requirements are met. See “Compensation Discussion and Analysis — Elements of Fiscal Year 2016 Executive Compensation — Long-Term Incentive Compensation.”

•	Time-based restricted stock awards granted in fiscal year 2016 vest ratably over a three-year period, beginning with the first anniversary of the grant date.
The chart below sets forth activity relating to all restricted stock awards made under the 2010 Equity Incentive Plan and the 2014 Long-Term Incentive Plan during the periods presented:

	Fiscal Year Ended September 30,
	2016		2015		2014
	Shares		Shares		Shares
Awarded but Unvested Beginning of period	956,283	$18.27	746,567	$15.76	280,416	$12.32
Granted (a)	491,443		410,192		595,567
Vested (b)	(127,993)		(64,719)		(113,320)
Forfeited	(63,916)		(135,757)		(16,096)
End of period	1,255,817	$17.23	956,283	$18.27	746,567	$15.76

(a) The shares granted for the years ended September 30, 2016, 2015 and 2014 include 231,624, 201,157 and 28,690 performance-based restricted shares, respectively. The remaining shares granted are time-based restricted shares.
(b) No performance-based restricted shares vested during the years ended September 30, 2016, 2015 and 2014.
Non-Equity Incentive Plan Awards
Non-equity incentive plan awards for fiscal year 2016 included cash awards pursuant to our 2016 Bonus Plan. Our 2016 Bonus Plan provided for threshold, target and maximum potential award opportunities, based on achievement of certain Adjusted EBITDA and operational components. Actual cash payments were based on achievement following the completion of our fiscal year. The awards for our NEOs under the 2016 Bonus Plan are described in detail in “Compensation Discussion and Analysis — Elements of Fiscal Year 2016 Executive Compensation — Short-Term Incentive Compensation.”
No payment was earned for awards under the 2014 Cash LTIP which were based on the achievement of certain metrics related to improvement in unleveraged gross margin and revenue over a three-year performance period ending in fiscal year 2016. See pages 31-33 of our proxy statement dated December 19, 2013 for more information regarding the 2014 Cash LTIP.

Outstanding Equity Awards at Fiscal Year End
The following table provides information with respect to the common stock that may be issued upon the exercise of options and vesting of performance-based restricted stock and time-based restricted stock by our NEOs under our 1999 Equity Incentive Plan, our 2010 Equity Incentive Plan and our 2014 Long-Term Incentive Plan as of September 30, 2016.

		Option Awards (1)					Stock Awards (1)
										Equity Incentive Plan Awards
		Number of Securities Underlying Unexercised Options/SSARs					Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Name	Grant Date	Exercisable (#)	Unexercis-able (#)		Option Exercise Price ($)	Option Expiration Date
Allan P. Merrill	5/11/2010	35,659	—		$28.45	5/11/2017	—		—	—		—
	11/11/2010	17,550	—		$23.65	11/11/2017	—		—	—		—
	11/16/2011	58,264	—		$10.80	11/16/2019	—		—	—		—
	11/14/2012	86,000	—		$13.33	11/14/2020	—		—	—		—
	11/8/2013	57,333	28,667	(2)	$19.11	11/8/2021	—		—	—		—
	11/8/2013	—	—		—	—	—		—	13,500	(5)	$157,410
	9/18/2014	—	—		—	—	250,000	(3)	$2,915,000	—		—
	11/14/2014	—	—		—	—	—		—	39,329	(6)	$458,576
	11/14/2014	—	—		—	—	—		—	49,161	(7)	$573,217
	11/14/2014	—	—		—	—	26,220	(2)	$305,725	—		—
	11/23/2015	—	—		—	—	52,669	(2)	$614,121	—		—
	11/23/2015	—	—		—	—	—		—	105,338	(8)	1,228,241

Robert L. Salomon	5/11/2010	5,943	—		$28.45	5/11/2017	—		—	—		—
	11/11/2010	5,922	—		$23.65	11/11/2017	—		—	—		—
	11/16/2011	20,392	—		$10.80	11/16/2019	—		—	—		—
	11/14/2012	30,200	—		$13.33	11/14/2020	—		—	—		—
	11/8/2013	20,133	10,067	(2)	$19.11	11/8/2021	—		—	—		—
	11/8/2013	—	—		—	—			—	4,700	(5)	$54,802
	9/18/2014	—	—		—	—	80,000	(3)	$932,800	—		—
	11/14/2014	—	—		—	—	—		—	16,059	(6)	$187,248
	11/14/2014	—	—		—	—	—		—	20,074	(7)	$234,063
	11/14/2014	—	—		—	—	10,706	(2)	$124,832	—		—
	11/23/2015	—	—		—	—	21,507	(2)	$250,772	—		—
	11/23/2015	—	—		—	—	—		—	43,013	(8)	501,532

Kenneth F. Khoury	5/11/2010	17,829	—		$28.45	5/11/2017	—		—	—		—
	11/11/2010	11,700	—		$23.65	11/11/2017	—		—	—		—
	11/16/2011	20,392	—		$10.80	11/16/2019	—		—	—		—
	11/14/2012	30,200	—		$13.33	11/14/2020	—		—	—		—
	11/8/2013	20,133	10,067	(2)	$19.11	11/8/2021	—		—	—		—
	11/8/2013	—	—		—	—			—	4,700	(5)	$54,802
	9/18/2014	—	—		—	—	80,000	(3)	$932,800	—		—
	11/14/2014	—	—		—	—	—		—	16,059	(6)	$187,248
	11/14/2014	—	—		—	—	—		—	20,074	(7)	$234,063
	11/14/2014	—	—		—	—	10,706	(2)	$124,832	—		—
	11/23/2015	—	—		—	—	21,507	(2)	$250,772	—		—
	11/23/2015	—	—		—	—	—		—	43,013	(8)	501,532
__________________________

(1)
The treatment of awards upon termination of employment or a change of control is described in detail under “Potential Payments Upon Termination or Change of Control — Disposition of Outstanding Equity Awards at Termination.”

(2)	Award vests ratably over a three-year period.

(3)	Reflects one-time retention grant of time-based restricted stock that vests on the fourth anniversary of the grant date.

(4)	Reflects the value using the closing price of our common stock of $11.66 on the last trading day of fiscal year 2016 (September 30, 2016).

(5)
Performance Shares Granted in Fiscal Year 2014: Performance shares granted in fiscal year 2014 were awarded pursuant to our 2010 Equity Incentive Plan. On the third anniversary of the date of the grant, these shares of performance-based restricted stock vest contingent upon our TSR compared to that of a peer group of companies for the three-year performance period. TSR means the return a holder of our common stock earns over the three-year performance period, expressed as a percentage, and including changes in average market value of, and dividends or other distributions with respect to, our common stock, and converted to an annual rate. TSR is determined by taking the sum of (a) the “ending average market value” of our common stock reduced by the “beginning average market value” of our common stock and (b) dividends or other distributions with respect to a share of our common stock paid during the three-year performance period, and (c) dividing such sum by the “beginning average market value” of our common stock. Beginning average market value means the average of the closing price of our common stock as reported by the NYSE for last 20 trading days ending prior to the grant date. Ending average market value means the average of the closing price of our common stock as reported by the NYSE for the last 20 trading days of the performance period. In November 2015, in view of the merger of The Ryland Group, Inc. and Standard Pacific Corp., the Committee modified the peer group to exclude those companies because the post-merger market capitalization of the combined company, CalAtlantic Group, Inc., significantly exceeds the average size of the other companies in the peer group. The performance criteria and corresponding vesting percentages for performance-based restricted stock are as follows. The portion of any award earned that exceeds target (100%) may not be paid in additional shares but instead at the Company’s discretion may be paid in cash.

	Ranking (including Beazer)	% of Target Shares Earned
Beazer 3-Year Relative Total Shareholder Return Rank	1	150%
	2	140%
	3	130%
	4	120%
	5	110%
	6	100%
	7	80%
	8	60%
	9	40%
	10	20%
	11	0%
	12	0%

(6)
TSR Performance Shares Granted in Fiscal Year 2015: Performance shares granted in fiscal year 2015 were awarded pursuant to our 2014 Long-Term Incentive Plan. On the third anniversary of the date of the grant, these shares of performance-based restricted stock will vest contingent upon TSR compared to that of a peer group of companies for the three-year performance period. TSR is determined by taking the sum of (a) the “ending average market value” of our common stock reduced by the “beginning average market value” of our common stock and (b) dividends or other distributions with respect to a share of our common stock paid during the three-year performance period, and (c) dividing such sum by the “beginning average market value” of our common stock. Beginning average market value means the average of the closing price of our common stock as reported by the NYSE for last 20 trading days ending prior to the grant date. Ending average market value means the average of the closing price of our common stock as reported by the NYSE for the last 20 trading days of the performance period. In November 2015, in view of the merger of The Ryland Group, Inc. and Standard Pacific Corp., the Committee modified the peer group to exclude those companies because the post-merger market capitalization of the combined company, CalAtlantic Group, Inc., significantly exceeds the average size of the other companies in the peer group.

The performance criteria and corresponding vesting percentages for performance-based restricted stock are as follows. The portion of any award earned that exceeds target (100%) may not be paid in additional shares but instead at the discretion of the Company may be paid in cash.

	Ranking (including Beazer)	% of Target Shares Earned
Beazer 3-Year Relative Total Shareholder Return Rank	1	150%
	2	138%
	3	125%
	4	113%
	5	100%
	6	75%
	7	50%
	8	25%
	9	0%
	10	0%

(7)
Pre-Tax Income Performance Shares Granted in Fiscal Year 2015: Pre-tax income performance shares granted in fiscal year 2015 were awarded pursuant to our 2014 Long-Term Incentive Plan. These performance shares are structured to require absolute performance, measured by the Company’s fiscal year 2017 pre-tax income, defined as the Company’s income from continuing operations, before taxes and excluding impairments and abandonments, bond losses and such other non-recurring items as the Committee may approve. The pre-tax income performance shares will vest in 2017, subject to determination of the Company’s actual pre-tax income performance. Threshhold, Target and Maximum pre-tax income targets are $66.48 million, $83.1 million and $103.875 million respectively. The portion of any award earned that exceeds target (100%) may not be paid in additional shares but instead at the discretion of the Company may be paid in cash.

(8)
Performance Shares Granted in Fiscal Year 2016: Performance Shares granted in fiscal year 2016 were awarded pursuant to our 2014 Long-Term Incentive Plan. For a detailed description of such Performance Shares see “Fiscal Year 2016 Long-Term Incentive Compensation - Performance Shares."

Option Exercises and Stock Vested
The following table provides information with respect to the number and value of shares acquired during fiscal year 2016 by our NEOs from the vesting of restricted stock.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Allan P. Merrill	13,109	$178,545
Robert L. Salomon	5,353	$72,908
Kenneth F. Khoury	5,353	$72,908
During fiscal year 2016, Messrs. Merrill and Salomon also purchased 15,000 and 30,500 shares, respectively, in open market transactions.
Non-Qualified Deferred Compensation
As discussed above, we maintain the Beazer Homes Deferred Compensation Plan (the “Deferred Plan”) to provide eligible employees the opportunity to defer receipt of current compensation. The following table sets forth the non-qualified deferred compensation of each of our NEOs in fiscal year 2016.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Allan P. Merrill	$0	$100,000	$87,691	$0	$997,709
Robert L. Salomon	$0	$50,000	$25,167	$0	$294,196
Kenneth F. Khoury	$0	$50,000	$5,364	$0	$257,435

_______________________

(1)
Represents amounts of earnings on the balance of the participants’ accounts that are attributable to the performance of independently managed funds available to and selected by each participant under the Deferred Plan and in which deferred amounts are deemed to be invested. None of the earnings in this column are included in the “Summary Compensation Table” above because they were not preferential or above-market.

(2)	Aggregate balances include unvested amounts of Company contributions and accrued fiscal year 2016 bonus deferrals.
Narrative Disclosure to Non-Qualified Deferred Compensation Table
As discussed above, in fiscal year 2016, discretionary deferred compensation payments totaled $100,000, $50,000 and $50,000 for Messrs. Merrill, Salomon and Khoury, respectively. Under the Deferred Plan, participants select from a menu of investment options which track a variety of independently managed benchmark funds in which the funds are deemed to be invested. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participants’ account. There is no guaranteed rate of return on these funds and the rate of return depends on the participants’ deemed investment option elections and on the market performance of the underlying funds. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Internal Revenue Code. Our obligations under the Deferred Plan are unsecured general obligations and rank equally with our other unsecured general creditors. Amounts deferred by participants and earnings and losses thereon are 100% vested.
Narrative Disclosure to “All Other Compensation”
Over the course of the last several years the Company’s EBIC for purposes of its annual bonus plan calculations has been adversely impacted by charges for certain warranty expenses that should have been reimbursed by applicable insurance. In fiscal year 2016, the issue was resolved and the Company received funds from insurance that reimbursed a significant portion of the costs previously incurred. The Compensation Committee exercised negative discretion and declined to include this reimbursement in the calculation of fiscal year bonuses. However, the Committee allocated approximately 3% of this reimbursement for distribution to approximately 350 employees, including NEOs, in proportion to the amounts they were adversely affected in prior years. While these amounts are a small fraction of the adverse impact on the bonuses from previous years, the Committee determined that it would be fair and in the best interests of shareholders to make these payments.
Potential Payments Upon Termination or Change of Control
Employment Agreements
In September 2014, we entered into new employment agreements (the “Agreements”) with each of our NEOs. The Agreements replaced the Company’s prior employment agreements with these executives, which were scheduled to expire in June 2015. Each of the Agreements is for a four-year term and does not automatically renew at expiration of the term. As described below, under the terms of these Agreements, our NEOs are entitled to severance payments and other benefits in the event of termination of employment under certain circumstances.
The Agreements are substantially identical in non-economic terms, and set forth each executive’s responsibilities, non-competition and non-solicitation obligations, confidentiality and intellectual property obligations and restrictions, and termination provisions. In addition, the Agreements set forth each executive’s base salary, targeted bonus awards, eligibility to receive awards pursuant to long-term incentive compensation programs and, if applicable, severance payments, all of which are described in greater detail below. Other than as described below, the Agreements do not provide for benefits or perquisites materially different from those available to other Company employees.
The Agreements do not entitle the executives to any extension or continuation of employee benefits after termination and there is no provision to “gross up” any payment to account for taxes for which the executive may be liable. Under the Agreements, any incentive compensation that is paid or granted to the executives will be subject to recoupment under the terms of any “clawback” policy of the Company.
The initial base salaries and target annual performance bonus opportunities under the Agreements are the same as those that were in effect for each executive during fiscal year 2014. Mr. Merrill’s employment agreement provides for a base salary of $900,000, a target annual performance bonus opportunity of 150% of base salary and target annual long-term incentive awards of up to 250% of base salary. The employment agreements for Messrs. Salomon and Khoury each provide for a base salary of $525,000, a target annual performance bonus opportunity of 100% of base salary and target annual long-term incentive awards of up to 175% of base salary. Performance metrics and actual target opportunities for any given year remain within the discretion of the Committee.

If the employment of Messrs. Merrill, Salomon or Khoury is terminated by us without “cause” (as defined below) or the executive resigns with “good reason” (generally defined as the assignment of the executive to any duties materially inconsistent with his position as contemplated under the employment agreement or to any office or location other than as provided in the employment agreement or certain other failures or breaches by us with respect to certain provisions under the employment agreement), we will pay to the executive in a lump sum in cash the following amounts: (1) the executive’s annual base salary through the date of termination to the extent not already paid, (2) any accrued but unpaid vacation pay, and (3) any unpaid reimbursable business expenses. The sum of these amounts is referred to as “Accrued Obligations.” In addition, Messrs. Merrill, Salomon and Khoury will be entitled to receive an amount equal to the $3,000,000, $1,500,000 and $1,500,000, respectively, referred to herein as “severance.” These amounts will be paid in twelve monthly installments beginning with the first regular pay date that is no less than 60 days after termination. The severance payments are subject to compliance by the executive with the non-compete, non-solicitation and confidentiality provisions in the applicable employment agreement.
The Agreements also provide for increased severance payments following a change of control if the NEO’s employment is terminated without “cause” or if he resigns with “good reason” within two years of the change in control. In such event, the severance payment for Mr. Merrill would be two and one-half times the sum of his base salary and target annual bonus for the fiscal year in which the termination occurs, and the severance payment for each of Messrs. Salomon and Khoury would be two times the sum of base salary and target annual bonus for the fiscal year in which the termination occurs. The Committee determined that an increase in the severance payable in these circumstances was market competitive. These payments would be payable in a lump sum, on the date that is 60 days after the date of termination.
No severance will be payable in the event any of the Agreements expires by its terms, the executive resigns without “good reason,” the executive voluntarily terminates his employment, the executive is terminated for “cause” or the executive’s employment is terminated as a result of his death or disability. In any such event, the executive will be entitled to receive only an amount equal to his Accrued Obligations (as defined above).
For the purposes of the Agreements, “cause” is generally defined as (1) any breach by the NEO of the employment agreement or any other agreement between the NEO and the Company; (2) any willful illegal act or gross misconduct on the part of the NEO that causes material injury to the Company; (3) the NEO being convicted of (or entering a plea of no contest or nolo contendere to) a felony or a misdemeanor involving fraud; (4) the failure or refusal to follow lawful directives of the Board of Directors which are consistent with the NEO’s duties and responsibilities; (5) the intentional failure to perform his duties and responsibilities or a breach of his fiduciary duties to the Company; (6) any dishonesty, fraud or embezzlement on the part of the NEO and intended to result in substantial gain to the NEO; and (7) determination by a court or regulatory authority that the NEO be removed or disqualified from serving as an officer of the Company.
The timing of payment by us of any deferred compensation shall remain subject to the terms and conditions of the Deferred Plan and any payment election previously made by the executive; provided however, that if at the time of termination, the executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended, then payments shall not be made before the date which is six months after the date of separation from service with the Company.
Disposition of Outstanding Equity Awards at Termination
Resignation; Termination for Cause
Equity grants made through the end of fiscal year 2014 under our 1999 and 2010 Equity Incentive Plans and our 2014 Long-Term Incentive Plan provide that all such awards will be forfeited in the event the executive is terminated by the Company for “cause” or the executive voluntarily resigns. The agreements governing equity grants made in fiscal years 2015 and 2016 provide that such awards will be forfeited in the event of termination for “cause” or voluntary resignation; provided, however, that if the executive terminates employment for “good reason” prior to vesting and within two years of a change in control, then the change in control provisions will apply.
Change of Control
Equity grants made through the end of fiscal year 2014 to the extent they remain outstanding will vest immediately in the event of a change in control. In such event, performance shares granted in fiscal years 2012 through 2014 to the extent they remain outstanding would vest at the target level.
The equity grants made in fiscal years 2015 and 2016 provide that, upon a change in control, the Committee has authority to determine that such awards: (a) will be continued by the Company (if the Company is the surviving entity); or (b) will be assumed by the surviving entity or its parent or subsidiary; or (c) will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the outstanding award. If such awards are not continued, assumed or substituted upon a change in control, the Committee will in its discretion determine the impact of the change in control on the outstanding award.

If an award is continued, assumed or substituted upon a change in control, such award will provide (i) similar terms and conditions and preserve the same benefits as the outstanding award that is being continued or replaced, and (ii) that, in the event of the executive’s involuntary termination without “cause” or termination for “good reason” on, or within the two-year period following, the date of the change in control, the outstanding award (or substituted award) will fully vest and become immediately exercisable and/or nonforfeitable.
The definitions of “change in control” under our 1999 Equity Incentive Plan, 2010 Equity Incentive Plan and 2014 Long-Term Incentive Plan are substantially similar except that the 1999 Equity Incentive Plan contains a trigger based on the acquisition of 20%, rather than 25% as in the 2010 Equity Incentive Plan and 2014 Long-Term Incentive Plan, of our common stock or other voting securities.
Retirement
Upon termination of employment due to retirement, unvested stock options granted in fiscal years 2012 through 2014 will fully vest and vested stock options will be exercisable for the remaining option term. Vested stock options granted in fiscal years 2009 and 2010 will be exercisable for up to twelve months following the retirement. Performance shares granted in fiscal years 2012 through 2014 will vest pro rata, based on the number of whole months worked from the grant date to the retirement date. Restricted stock awarded in September 2014 will fully vest in the event of “retirement” (defined for purposes of this restricted stock grant as a voluntary termination of employment by executive at age 66 or older that occurs at least three years after the effective date of the grant when executive is in good standing with the Company and which is approved by the Committee). Performance shares granted in fiscal years 2015 and 2016 will vest pro rata at the end of the performance period, based on the number of whole months worked from the grant date to the retirement date. Restricted stock awarded in fiscal years 2015 and 2016 will vest pro rata, based on the number of whole months worked from the grant date to the retirement date.
Death or Disability
Upon the termination of employment due to death or disability, unvested stock options granted in fiscal years 2012 through 2014 will fully vest, performance shares granted in fiscal years 2012 through 2016 will vest at target, restricted stock granted in September 2014 will fully vest and restricted stock granted in fiscal years 2015 and 2016 will vest pro rata, based on the portion of the service period completed prior to the triggering event. Vested stock options granted in fiscal years 2009 and 2010 will be exercisable for up to three months in the case of disability and twelve months in the case of death.
Termination Without Cause
Upon termination without “cause,” unvested stock options and unvested performance shares granted in fiscal years 2012 through 2016 will be forfeited. Vested stock options will be exercisable for a period of up to three months following the termination. Restricted stock awarded in September 2014 will vest pro rata, based on the number of whole months worked from the grant date to the termination date. Restricted stock awarded in fiscal years 2015 and 2016 will be forfeited.

Potential Post-Employment Compensation Table
The following table summarizes the payments and benefits that each executive would be entitled to receive in the event of termination of employment under certain circumstances as of the last day of our fiscal year, September 30, 2016, and is based on each executive’s compensation and a closing stock price of $11.66 on September 30, 2016, the last trading day in our fiscal year.

			Type of Termination
Name	Payment or Benefit Type	Change of Control (1)	Termination Following Change of Control (2)	Death or Disability	Voluntarily By Executive	Voluntarily by Executive for Good Reason (3)	By the Company for Cause	By the Company Other than for Cause (3)
Allan P. Merrill	Severance	$—	$5,625,000	$—	$—	$3,000,000	$—	$3,000,000
	Accrued Obligations (4)	—	69,228	69,228	69,228	69,228	69,228	69,228
	Stock Option/SSAR Vesting	—	—	—	—	—	—	—
	Restricted Stock Vesting	2,915,000	3,834,846	3,323,920	—	—	—	1,493,938
	Performance Restricted Stock Vesting	157,410	2,417,444	2,417,444	—	—	—	—
	Performance Cash Award	900,000	900,000	900,000	—	—	—	—
	Total	$3,972,410	$12,846,518	$6,710,592	$69,228	$3,069,228	$69,228	$4,563,166

Robert L. Salomon	Severance	$—	$2,100,000	$—	$—	$1,500,000	$—	$1,500,000
	Accrued Obligations (4)	—	42,402	42,402	42,402	42,402	42,402	42,402
	Stock Option/SSAR Vesting	—	—	—	—	—	—	—
	Restricted Stock Vesting	932,800	1,308,404	1,099,774	—	—	—	478,060
	Performance Restricted Stock Vesting	54,802	977,644	977,644	—	—	—	—
	Performance Cash Award	393,750	393,750	393,750	—	—	—	—
	Total	$1,381,352	$4,822,200	$2,513,570	$42,402	$1,542,402	$42,402	$2,020,462

Kenneth F. Khoury	Severance	$—	$2,100,000	$—	$—	$1,500,000	$—	$1,500,000
	Accrued Obligations (4)	—	38,364	38,364	38,364	38,364	38,364	38,364
	Stock Option/SSAR Vesting	—	—	—	—	—	—	—
	Restricted Stock Vesting	932,800	1,308,404	1,099,774	—	—	—	478,060
	Performance Restricted Stock Vesting	54,802	977,644	977,644	—	—	—	—
	Performance Cash Award	393,750	393,750	393,750	—	—	—	—
	Total	$1,381,352	$4,818,162	$2,509,532	$38,364	$1,538,364	$38,364	$2,016,424

______________________

(1)
Represents the value of awards with vesting accelerated as a result of the change of control under the 1999 Equity Incentive Plan, the 2010 Equity Incentive Plan and the 2014 Long-Term Incentive Plan and assumes that no termination occurs in connection with the change of control.

(2)	Amounts set forth in this column are payable following a change of control only upon a termination by us other than for cause or a termination by the executive for good reason.

(3)	Represents payments in accordance with the terms of the 2014 employment agreements with each NEO other than in connection with a change of control.

(4)	At September 30, 2016, Accrued Obligations would have equaled accrued vacation.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
In deciding how to vote on this proposal, our Board of Directors and the Compensation Committee urge you to specifically consider the high level of support that we received in response to our 2015 and 2016 Say on Pay Votes. We also encourage you to read “Compensation Discussion and Analysis” beginning on page 19 and “Executive Compensation” beginning on page 35.
Our Compensation Philosophy and Practices
The Company’s core compensation philosophy is to utilize a mixture of base salary and annual and longer-term incentives to align executive compensation with our annual and long-term performance. This includes establishing performance targets based on our strategic and operating plans and providing a significant portion of total compensation based on achievement of certain financial targets.
Our Board of Directors and the Compensation Committee are dedicated to ensuring that our executive compensation programs reflect best practices in order to maximize both short- and long-term stockholder value and to recruit and retain key executives while recognizing and sharing the sacrifices our stockholders have made. As an example of this "pay for performance" practice, long term incentives awarded in fiscal year 2013 and two grants awarded in fiscal year 2014 expired without a payout to our NEOs due to failure to achieve three-year performance targets.
For the above noted reasons, our Board of Directors urges you to approve the following resolution:
“RESOLVED, that stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Effect of Say on Pay Vote
The Say on Pay vote is non-binding on our Board of Directors and the Compensation Committee. However, because our Board of Directors values the opinions of our stockholders as expressed through their votes and other communications with the Company, our Board of Directors and the Compensation Committee will carefully review the 2017 Say on Pay voting results to better understand any significant concerns with our executive compensation program. Stockholders who want to communicate with our Board of Directors or management should refer to “Corporate Governance — Board Corporate Governance Practices — Communications with Board Members” on page 5 of this Proxy Statement for additional information.
Recommendation
The Board of Directors recommends that you vote in favor of the Company’s executive compensation as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement by voting FOR this proposal.

PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER "SAY ON PAY" VOTES
Under the Dodd-Frank Act, every six years the Company is required to seek a non-binding advisory stockholder vote regarding the frequency of submission to stockholders of a “Say on Pay” advisory vote such as Proposal 3. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation either annually, every two years or every three years. Although this vote is advisory and non-binding, our Board of Directors will review voting results and give serious consideration to the outcome of such voting.
For the past six years, our Company has provided stockholders with the opportunity to vote on executive compensation annually. Our Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues such as our executive compensation. Our Board of Directors also believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term and do not simply focus on short-term gains. While we believe that many of our stockholders think that the effectiveness of such plans cannot be adequately evaluated on an annual basis, especially in a cyclical industry such as ours, the Board of Directors believes that at present it should continue to receive advisory input from our stockholders each year. Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual advisory vote on our executive compensation.

The Board of Directors asks you to consider the following resolution:

“RESOLVED, that the Company's stockholders hereby approve, on a non-binding advisory basis, an annual vote by the Company's stockholders on the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

In voting on this proposal, you can choose whether the say-on-pay vote should be conducted every year, every two years or every three years. You may also abstain from voting on this item. You are not voting to approve or disapprove the Board of Directors’ recommendation on this item.
Recommendation
The Board of Directors recommends voting on executive compensation annually.

PROPOSAL 5 — APPROVAL OF AMENDMENT TO THE 2014 LONG-TERM INCENTIVE PLAN
AND RE-APPROVAL OF PERFORMANCE METRICS UNDER THE PLAN
Overview
On February 6, 2014, our stockholders approved the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”) and authorized issuance of 2,000,000 shares under the 2014 Plan. At that time, the Company estimated that this share authorization would be sufficient for three to four years of annual grants to employees. The Company has made awards for three years from this authorization. As of December 8, 2016, only 216,562 shares remain available for future issuance under the 2014 Plan (the “Remaining Shares”), which will not be sufficient to fund grants at competitive levels for fiscal year 2018 and beyond. On November 8, 2016, our Board of Directors, on the recommendation of the Compensation Committee, unanimously adopted, subject to stockholder approval, Amendment 1 to the 2014 Plan ("Amendment 1"). The Board unanimously recommends that stockholders approve Amendment 1 to:

•	authorize an additional 1,850,000 shares;

•	incorporate two changes which shareholder advocates list among their good governance practices:

◦	no grant will vest in less than one year from the grant date other than in the event of a change in control or the participant's death or disability, and

◦
a prohibition on recycling of shares used to satisfy the purchase price of a stock option or the net settlement of stock appreciation rights ("SARs") granted pursuant to the 2014 Plan or to satisfy tax withholding obligations in connection with the vesting or exercise of a grant under the Plan;

•	add to the definition of “Cause” a material violation of the Company’s Code of Business Conduct and Ethics.
All other terms of the 2014 Plan will remain in effect. To allow for awards under the 2014 Plan to qualify as tax-deductible for the Company as performance-based compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), as explained below, we are also asking stockholders to approve potential performance metrics under the 2014 Plan as well as certain other key terms. Approval of the 2014 Plan will constitute approval of the performance metrics and other key terms specified in the 2014 Plan for purposes of the approval requirements of Section 162(m).
Purpose of the 2014 Plan and Why You Should Vote to Approve Amendment 1
The objectives of the 2014 Plan are to (1) attract and retain employees, non-employee directors, consultants, advisors and other persons who perform services for the Company by providing compensation opportunities that are competitive with other companies; (2) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its affiliates; and (3) align the long-term financial interests of employees and other individuals who are eligible to participate in the 2014 Plan with those of stockholders.
The 2014 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, SARs, restricted stock, restricted stock units (“RSUs”), performance shares, performance units, other stock-based awards and long-term incentive compensation awards for the purpose of providing our officers and other employees, and those of our subsidiaries, and non-employees who provide services to the Company, incentives and rewards for performance. In conjunction with independent compensation consultants we have designed the 2014 Plan to reflect our commitment to effective management of equity-based incentive compensation. We have designed the 2014 Plan to ensure that it implements best practices in long-term compensation plan design, and that we continue to operate the plan in an effective manner. The details of the key design elements of the 2014 Plan are set forth in the section entitled “ - Plan Summary” below.
The use of our stock as part of our compensation program is important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. Equity-based compensation aligns the compensation interests of our employees with the interests of our stockholders and promotes a focus on long-term value creation because our equity-based compensation awards can be subject to time-based vesting and/or performance criteria.
As further described in the section entitled “Compensation Discussion and Analysis” beginning on page 19 of this Proxy Statement, we believe our future success depends in large part on our ability to attract, motivate and retain high quality employees. Our ability to provide awards under our long-term compensation plans is critical to achieving this success. As described above, the number of shares remaining available for future grants under the 2014 Plan is very limited. If Amendment 1 to the 2014 Plan is not approved, we would be at a severe competitive disadvantage as we would not be able to use equity-

based awards to recruit and compensate our officers and other employees. In such a circumstance, the Company could be faced with losing key talent or using cash incentives.
If Amendment 1 is approved, we intend to utilize the shares authorized to continue our practice of incentivizing key individuals through annual equity-based grants. We expect that the authorized share request will allow us to continue to grant long-term incentives for the next three to four years. We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity-based compensation awards dilute shareholder equity, so we have carefully managed our equity-based incentive compensation. Our equity-based compensation practices are targeted to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.
In evaluating this proposal, stockholders should specifically consider the information set forth under the section entitled “ - Plan Summary” below.
Section 162(m)
The Board believes that it is in the best interests of the Company and our stockholders to maintain a long-term incentive plan under which awards may be eligible to qualify for deductibility for federal income tax purposes. Accordingly, the 2014 Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” to be exempt from the $1,000,000 deduction limit of Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to certain executive officers (the Chief Executive Officer and up to three other executive officers identified as specified in Section 162(m) based on their compensation ranking, excluding the Chief Financial Officer), the compensation must qualify as “performance-based.” One of the requirements for “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by our stockholders at least once every five years. For purposes of Section 162(m), the material terms include (1) the employees eligible to receive compensation, (2) a description of the business criteria on which the performance goals are based, and (3) the maximum amount of compensation that can be paid to an employee under the performance goals. With respect to the various types of awards available under the 2014 Plan, each of these aspects is discussed below. In addition, as noted above, stockholder approval of Amendment 1 to the 2014 Plan will constitute approval of each of these aspects of the 2014 Plan for purposes of the approval requirements of Section 162(m).
Plan Summary
The following summary of the material terms of the 2014 Plan is qualified in its entirety by reference to the full text of the 2014 Plan, with Amendment 1 incorporated into the 2014 Plan, which is attached as Appendix I to this Proxy Statement.
The 2014 Plan is not a tax-qualified deferred compensation plan under Section 401(a) of the Code, and is not intended to be an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974.
Administration of the 2014 Plan
The 2014 Plan will continue to be administered by the Compensation Committee or such other committee consisting of two or more members as may be appointed by the Board (in each case, the “Committee”). The Committee will determine the individuals to whom awards will be granted, the number of shares subject to an award, and the other terms and conditions of an award. So long as our shares are traded on the NYSE, all of the members of the Committee must be independent directors within the meaning of the listing standards of the NYSE relating to corporate governance matters. If any member of the Committee does not qualify as (1) a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and (2) an “outside director” within the meaning of Section 162(m), the Board will appoint a subcommittee of the Committee, consisting of at least two members of the Board, to grant awards to individuals who are subject to the limitations of Section 162(m) (“Covered Employees”) and to officers and members of the Board who are subject to Section 16 of the Exchange Act (“Insiders”), and each member of such subcommittee must satisfy the requirements of (1) and (2) above. References to the Committee in this summary include and, as appropriate, apply to any such subcommittee.
Subject to the express provisions of the 2014 Plan, the Committee is authorized and empowered to do all things that the Committee in its discretion determines to be necessary or appropriate in connection with the administration and operation of the 2014 Plan. The Committee may delegate its authority to one or more of its members (but not less than two members with respect to Covered Employees and Insiders). To the extent permitted by law and applicable stock exchange rules, the

Committee may also delegate its authority to one or more persons who are not members of the Board, except that no such delegation will be permitted with respect to Covered Employees and Insiders.
Eligible Participants
Employees of the Company or certain affiliates, non-employee members of the Board, and any other individual who provides bona fide services to the Company or certain affiliates not in connection with the offer or sale of securities in a capital raising transaction (subject to certain limitations) are eligible for selection by the Committee for the grant of awards under the 2014 Plan. While all employees of the Company are potentially eligible to receive awards under the 2014 Plan, the Company has historically granted awards under its long-term incentive plans to a more limited group of approximately 55 employees and eight non-employee directors.

Types of Awards
The 2014 Plan provides for the grant of non-qualified stock options (“NQSOs”), incentive stock options (“ISOs”), SARs, restricted stock, RSUs, performance shares, performance units, other stock-based awards and long-term incentive compensation awards to eligible participants. ISOs may only be granted to employees of the Company or its subsidiaries. If Amendment 1 is approved, no award may vest in less than one year from the date of grant, except in the case of death or disability of the participant or a Change in Control.
Award Pool
The number of shares that will be available for issuance pursuant to awards granted under Amendment 1 is 1,850,000 shares plus the Remaining Shares (the “Award Pool”), subject to adjustment as described in the 2014 Plan. In determining the number of shares to request for Amendment 1, the Committee worked with Pearl Meyer, the Committee’s independent compensation consultant, to evaluate our recent share usage, our share availability under prior long term incentive plans, our historical burn rate under the 2014 Plan, the potential cost to stockholders of the new share request under Amendment 1, and the overhang cost associated with outstanding equity-based awards that we granted previously. The shares issued by the Company under the 2014 Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.
Each NQSO, ISO, and SAR that may be settled in shares will be counted as one share and deducted from the Award Pool. SARs that may not be settled in shares will not result in a reduction of the Award Pool.
Each share of restricted stock, each share-settled RSU, and each other stock-based/stock-settled award will be counted as one share and deducted from the Award Pool (restricted stock units and other stock-based awards that may not be settled in shares will not result in a deduction from the Award Pool).
Each performance share that may be settled in shares will be counted as one share (based on the number of shares that would be paid for achievement of target performance) and deducted from the Award Pool. A performance unit that may be settled in shares will be counted as a number of shares (based on the number of shares that would be paid for achievement of target performance), with the number determined by dividing the value of the performance unit at the time of grant by the fair market value of a share at the time of grant (the closing price of a share of the Company on the NYSE on the immediately preceding trading day), and the resulting number of shares will be deducted from the Award Pool. If a performance share or performance unit is later settled based on above-target performance, the actual number of shares corresponding to the above-target performance, calculated pursuant to the applicable methodology specified above, will be deducted from the Award Pool at the time of settlement; in the event that the Award is later settled based upon below-target performance, the actual number of shares corresponding to the below-target performance, calculated pursuant to the applicable methodology specified above, will be added back to the Award Pool. Performance shares and units that may not be settled in shares will not result in a reduction in the Award Pool.
If shares awarded or subject to issuance under the 2014 Plan are not issued, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of restricted stock or an RSU or the termination, expiration or cancellation of an NQSO, ISO, SAR, performance share or performance unit or the settlement of an award in cash in lieu of shares, that number of shares will be added back to the Award Pool.

Limitation on Share Recycling
If Amendment No. 1 is approved, the 2014 Plan will provide that if the tax withholding obligation, exercise price or purchase price under an award is satisfied by the Company retaining shares that otherwise would have been issued in settlement of the award or by shares tendered by the participant, the number of shares so retained or tendered will not be added back to the Award Pool.
Individual Limits
Subject to adjustment as described in the 2014 Plan, and except to the extent the Committee determines that an award is not intended to comply with the performance-based compensation provisions of Section 162(m), the maximum number of NQSOs, ISOs, and SARs that, in the aggregate, may be granted pursuant to awards in any one fiscal year to any one participant is 750,000, the maximum number of shares of restricted stock and RSUs that, in the aggregate, may be granted pursuant to awards in any one fiscal year to any one participant is 250,000 shares and units, the maximum number of performance units (valued as of the grant date) that, in the aggregate, may be granted pursuant to awards in any one fiscal year to any one participant is 500,000 shares (to the extent settled in shares) or $3,000,000 (to the extent settled in cash), the maximum number of performance shares and other stock-based awards that, in the aggregate, may be granted pursuant to awards in any one fiscal year to any one participant is 500,000, and the maximum long-term incentive compensation awards that, in the aggregate, may be granted pursuant to awards in any one fiscal year to any one participant is $3,000,000. The limitations on performance shares, performance units and other awards will be applied based on the maximum amount that could be paid under each such award. Subject to the Change in Control acceleration provisions in the 2014 Plan (as described in the section below entitled “ - Change in Control”), the Committee may provide for accelerated vesting and other rights upon the occurrence of other events as specified in the agreements relating to awards under the 2014 Plan.
Adjustments
The Committee will make equitable adjustments in the number and class of securities available for issuance under the 2014 Plan (including under any awards then outstanding), the number and type of securities subject to the individual limits set forth in the 2014 Plan, and the terms of any outstanding award, as it determines are necessary and appropriate, to reflect any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off combination, or exchange of shares, distribution to stockholders (other than an ordinary cash dividend), or similar corporate transactions or events.
Stock Options
A stock option provides the participant with the right to buy a specified number of shares at a specified price (“exercise price”) after certain conditions have been met. The Committee may grant both NQSOs and ISOs under the 2014 Plan. The tax treatment of NQSOs is different from the tax treatment of ISOs, as explained in the section below entitled “ - Certain Federal Income Tax Consequences.” The Committee will determine and specify in the award agreement whether the option is an NQSO or ISO, the number of shares subject to the option, the exercise price of the option and the period of time during which the option may be exercised (including the impact of a termination of employment). No option can be exercisable more than ten years after the date of grant and the exercise price of a stock option must be at least equal to the fair market value of a share on the date of grant of the option.
A participant may pay the exercise price under an option in cash; in a cash equivalent approved by the Committee; if approved by the Committee, by tendering previously-acquired shares (or delivering a certification or attestation of ownership of such shares) having an aggregate fair market value at the time of exercise equal to the total option price (provided that the tendered shares must have been held by the participant for any period required by the Committee); or by a combination of these payment methods. The Committee may also allow cashless exercises as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the 2014 Plan’s purpose and applicable law. No certificate representing a share (to the extent shares are so evidenced) will be delivered until the full option price has been paid.
Stock Appreciation Rights (SARs)
A SAR entitles the participant to receive cash, shares, a combination thereof, or such other consideration as the Committee may determine, in an amount equal to the excess of the fair market value of a share on the exercise date over the grant price for the SAR, after certain conditions have been met. The Committee will determine and specify in the SAR award agreement the number of shares subject to the SAR, the grant price, which generally must be at least equal to the fair market value of a share on the date of grant of the SAR, and the period of time during which the SAR may be exercised (including the impact of a termination of employment). Generally, no SAR can be exercisable more than ten years after the date of grant. SARs may be granted in tandem with a stock option or independently. If a SAR is granted in tandem with a stock option, the participant may exercise the stock option or the SAR, but not both.
Restricted Stock and Restricted Stock Units (RSUs)
The Committee will specify the terms of a restricted stock or RSU award in the award agreement, including the number of shares of restricted stock or units; the purchase price, if any, to be paid for such restricted stock/unit, which may be more than, equal to, or less than the fair market value of a share and may be zero; any restrictions applicable to the restricted stock/unit such as continued service or achievement of performance goals; the length of the restriction period and whether any circumstances, such as death or disability, shorten or terminate the restriction period; the rights of the participant during the restriction period to vote and receive dividends in the case of restricted stock or to receive dividend equivalents in the case of RSUs that accrue dividend equivalents; and whether restricted stock units will be settled in cash, shares or a combination of both. The restriction period may be of any duration. The Committee may provide in the restricted stock/unit agreement for lapse of the restriction period in monthly or longer installments over the course of the restriction period.
Performance Shares and Performance Units
A performance share will have an initial value equal to the fair market value of a share on the date of grant. A performance unit will have an initial value that is established by the Committee at the time of grant. In addition to any non-performance terms applicable to the performance share or performance unit, the Committee will set performance goals which, depending on the extent to which they are met, will determine the number or value of the performance shares or units that will be paid out to the participant. The Committee may provide for payment of earned performance shares/units in cash or in shares or in the form of other awards granted under the 2014 Plan which have a fair market value equal to the value of the earned performance shares/units at the close of the applicable performance period.
Performance shares/units will not possess voting rights and will accrue dividend equivalents only to the extent provided in the agreement relating to the award; provided, however, that rights to dividend equivalents are permitted only to the extent they comply with, or are exempt from, Section 409A of the Code (“Section 409A”). Any rights to dividend equivalents will be subject to the same restrictions on vesting and payment as the underlying award. With respect to Covered Employees, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to performance shares/units such that the dividends or performance shares/units maintain eligibility for the performance-based compensation exception under Section 162(m).
Long-Term Incentive Compensation Awards
The Committee will have the authority to grant long-term performance-based incentive compensation awards. Any such long-term incentive compensation award must relate to a period of more than one fiscal year of the Company. The Committee will determine all terms and conditions of such awards, including the performance measures (as described below), the performance period, the potential amount payable, and the timing of the payment. The long-term incentive compensation awards will be payable in cash and the Committee may provide participants with the right to defer all or part of any award.
Performance Measures
For awards under the 2014 Plan that are intended to qualify under the performance-based compensation provisions of Section 162(m), the performance measure or measures to be used for purposes of such awards must be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, net income, operating income, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), gross margin, operating margin, profit margin, revenues, revenue growth, market value added, market share, economic value added, return measures (including but not limited to return on equity, return on investment, return on assets, return on net assets, and return on capital employed), total stockholder return, relative total stockholder return, profit, operating profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, cash, cash flow measures (including but not limited to operating cash flow, free cash flow and cash flow return), sales, sales volume, sales growth, sales velocity, assets, inventory turnover ratio, productivity ratios, share price, cost, unit cost, expense ratios, charge-off levels, operating efficiency, operating expenses, improvement in or attainment of expense levels, working capital, improvement in or attainment of working capital levels, debt, debt to equity ratio, debt reduction, capital targets and/or consummation of acquisitions, dispositions, projects or other specific events or transactions. Any performance measure may be applied to the Company and certain affiliates in the aggregate, to a selection of or one or more of these entities, to each as a whole or alternatively, or to any business unit of the Company or any other entity included in the term “Employer,” either individually, alternatively or in any combination and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to results for previous years or to a designated comparison group of entities or to a published or stock market or other index, in each case as specified by the Committee. The Committee will specify the period over which the performance goals for a particular award will be measured.
The Committee may also establish other performance measures for awards granted to participants that are not intended to qualify for the performance-based compensation exception from Section 162(m).
The Committee will determine whether the applicable performance goals have been met with respect to a particular award and, if they have, the Committee must so certify in writing and ascertain the amount payable under the award. The Committee is authorized to make adjustments in performance-based criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements (including, but not limited to, asset write-downs; litigation or claim judgments or settlements; reorganizations or restructuring programs; extraordinary, unusual, or nonrecurring items of gain or loss as defined under U.S. generally accepted accounting principles; mergers, acquisitions or divestitures; and foreign exchange gains and losses) or changes in applicable laws, regulations or accounting principles. In the case of awards to Covered Employees (as defined for purposes of Section 162(m)) that are intended to qualify under the performance-based compensation exception from the deductibility limitations of Section 162(m), the adjustments must be made in accordance with guidelines established by the Committee at the time the performance-based award is granted (or within such period thereafter as may be permissible under Section 162(m)). In addition, in the event that the Committee determines that it is advisable to grant awards which are not intended to qualify for the performance-based compensation exception from the deductibility limitations of Section 162(m), the Committee may make such grants without satisfying the requirements of Section 162(m).
Other Stock-Based Awards
The Committee may grant other forms of equity-based or equity-related awards that the Committee determines to be consistent with the purpose of the 2014 Plan and the interests of the Company. These other awards may provide for cash payments based in whole or in part on the value or future value of shares, for the acquisition or future acquisition of shares, or any combination thereof. Where the value of such an award is based on the difference in the value of a share at different points in time, the grant or exercise price must generally not be less than 100% of the fair market value of a share on the date of grant.
Change in Control
Unless otherwise provided in an employment, change in control or similar agreement with the Company that provides for the effect of a Change in Control of the Company (as defined in the 2014 Plan) on outstanding awards granted under the 2014 Plan (each, an “Outstanding Award”), the individual award agreement may provide (in addition to other provisions) that upon a Change in Control the Committee shall have the authority to determine that Outstanding Awards: (a) will be continued by the Company (if the Company is the surviving entity); or (b) will be assumed by the surviving entity or its parent or subsidiary; or (c) will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the Outstanding Award.
The 2014 Plan further provides that, if an Outstanding Award is not continued, assumed or substituted upon a Change in Control, the agreement may provide that the Committee will in its discretion determine the impact of the Change in Control on the Outstanding Award, including the right to determine to fully vest Outstanding Awards that are not continued, assumed or substituted and to cash out Outstanding Awards.
The determinations by the Committee may be different with respect to (i) the type of Outstanding Award, (ii) the date on which the Outstanding Award was granted, or (iii) the participant’s employment position.
If an Outstanding Award is continued, assumed or substituted upon a Change in Control, the continued, assumed or substituted award will provide (i) similar terms and conditions and preserve the same benefits as the Outstanding Award that is being continued or replaced, and (ii) that, in the event of the participant’s involuntary termination without Cause (as defined in the 2014 Plan) or termination for Good Reason (as defined in the 2014 Plan) on, or within the two-year period following, the date of the Change in Control, the Outstanding Award (or substituted award) will fully vest and become immediately exercisable and/or nonforfeitable.

Under the 2014 Plan, the award agreement may contain such other provisions relating to the treatment of Outstanding Awards upon a Change in Control as the Committee determines are necessary or desirable.
The Committee has determined that the agreements governing future equity awards to our NEOs under the 2014 Plan will generally include provisions requiring that the NEO’s employment be terminated without Cause or for Good Reason after the Change in Control for the NEO’s unvested Outstanding Awards to fully vest (a “double-trigger” provision).
Clawback Policies
Awards under the 2014 Plan, as well as any future awards under the 2010 Equity Incentive Plan, are subject to any policy (a “clawback policy”) of recoupment or forfeiture of compensation adopted by the Committee from time to time, including clawback policies to comply with Section 954 of the Dodd-Frank Act and Section 304 of the Sarbanes-Oxley Act. The Committee may also provide for recoupment or forfeiture of awards if a participant engages in “detrimental activity” with respect to the Company. For information regarding the Company's existing incentive compensation clawback policy, see “Corporate Governance - Board Corporate Governance Practices - Compensation Clawback Policy.” With respect to future awards under the 2014 Plan, if Amendment 1 is approved, the definition of “Cause” as a ground for termination and forfeiture of outstanding awards will include a material violation of the Company’s Code of Business Conduct and Ethics.
Transferability
Awards generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR may be exercisable only by the participant during his or her lifetime. However, the Committee may provide in an award agreement for an NQSO that the NQSO be transferable consistent with securities law and other applicable law. NQSOs and SARs may not be transferred for value or consideration.
Amendment and Termination
The Committee may amend or terminate the 2014 Plan in whole or in part at any time, but the amendment or termination cannot adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent. The Company must obtain the approval of the stockholders before amending the 2014 Plan to the extent required by Section 162(m) or Section 422 of the Code or the rules of the NYSE or other applicable law.
The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the 2014 Plan, but the amendment will not be effective without the participant’s written consent if the amendment is adverse to the participant. The Committee cannot reprice a stock option or SAR except in accordance with the adjustment provisions of the 2014 Plan (as described above) or to the extent the stockholders approve the repricing. For this purpose, a repricing generally is an amendment to the terms of an outstanding stock option or SAR that would reduce the option exercise price or SAR price or a cancellation, exchange, substitution, buyout or surrender of an outstanding stock option or SAR in exchange for cash, another award or stock option or SAR with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.
Certain Federal Income Tax Consequences
The following is intended only as a brief summary of the federal income tax rules relevant to the primary types of awards available for issuance under the 2014 Plan and is based on the terms of the Code, and the regulations and rulings thereunder, as currently in effect. The applicable statutory provisions are highly technical and subject to change in the future (possibly with retroactive effect), as are their interpretations and applications. The following summary is limited only to United States federal income tax treatment.
Nonqualified Stock Options (NQSOs)
A participant is not taxed upon the grant of an NQSO. However, the participant will recognize ordinary income upon exercise of the NQSO in an amount equal to the difference between the NQSO exercise price and the fair market value of the shares acquired on the date of exercise. The Company generally will have a deduction in an amount equal to the amount of ordinary income recognized by the participant in the Company’s tax year during which the participant recognizes ordinary income. Upon the sale of shares acquired pursuant to the exercise of an NQSO, the participant will recognize capital gain or loss to the extent that the amount realized from the sale is different than the fair market value of the shares on the date of exercise. This gain or loss will be long-term capital gain or loss if the shares have been held for more than one year after exercise.
Incentive Stock Options (ISOs)
A participant is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares covered by the ISO on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO for at least two years following the ISO grant date and at least one year following exercise, the participant’s gain, if any, upon a subsequent disposition of the shares is long-term capital gain. The amount of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the ISO exercise price). If a participant disposes of shares acquired pursuant to exercise of an ISO before satisfying these holding periods, the participant will recognize both ordinary income and capital gain in the year of disposition. The Company is not entitled to a federal income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.
In order for an option to qualify as an ISO for federal income tax purposes, the grant of the option must satisfy various other conditions specified in the Code. In the event an option intended to be an ISO fails to qualify as an ISO, it will be taxed as an NQSO as described above.
Restricted Stock Awards
For restricted stock awards, the participant generally will recognize taxable ordinary income when the substantial risk of forfeiture lapses. If the substantial risk of forfeiture lapses in increments over several years, the participant will recognize income in each year in which the substantial risk of forfeiture lapses as to an increment. The income recognized upon lapse of a substantial risk of forfeiture will be equal to the fair market value of the shares determined as of the time that the substantial risk of forfeiture lapses less any purchase price paid for the shares. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant.
Alternatively, if the shares are subject to a substantial risk of forfeiture, the participant may make a timely election under Section 83(b) of the Code (“Section 83(b)”) to recognize ordinary income for the taxable year in which the participant received the shares in an amount equal to the fair market value of the shares at that time. That income will be taxable at ordinary income tax rates. If a participant makes a timely Section 83(b) election, the participant will not recognize income at the time the substantial risk of forfeiture lapses with respect to the shares. At the time of disposition of the shares, a participant who has made a timely Section 83(b) election will recognize gain taxable at the applicable capital gains rate in an amount equal to the difference between the amount he has previously recognized as ordinary income and the amount received on the disposition of the shares.
Restricted Stock Units (RSUs)
A participant generally is not taxed upon the grant of an RSU. Generally, if an RSU is designed to be paid on or shortly after the RSU is no longer subject to a substantial risk of forfeiture, then the participant will recognize ordinary income at that time equal to the amount of cash and the fair market value of the shares received by the participant, and the Company will be entitled to an income tax deduction for the same amount. However, if an RSU is not designed to be paid on or shortly after the RSU is no longer subject to a substantial risk of forfeiture, the RSU may be deemed a nonqualified deferred compensation plan under Section 409A. In that case, the participant will recognize ordinary income at the time he receives the shares and any cash.
Performance Share/Unit Awards; Stock Appreciation Rights (SARs)
A participant generally is not taxed upon the grant of a performance share/unit or SAR. The participant will recognize taxable income at the time of settlement of the performance share/unit or at the time of exercise of the SAR in an amount equal to the amount of cash and the fair market value of the shares received upon settlement or exercise. The income recognized will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant. Any gain or loss recognized upon the disposition of the shares acquired pursuant to settlement of a performance share/unit or exercise of a SAR will qualify as long-term capital gain or loss if the shares have been held for more than one year after settlement or exercise.
Long-Term Incentive Compensation Awards
A participant who is paid a long-term incentive compensation award will recognize ordinary income equal to the amount of cash paid, and the Company will be entitled to a corresponding income tax deduction.
Golden Parachute Payments
The terms of the agreement evidencing an award under the 2014 Plan may provide for accelerated vesting or accelerated payout of the award in connection with a Change in Control of the Company. In such event, certain amounts with respect to the award may be characterized as “parachute payments” under the golden parachute provisions of the Code potentially resulting in adverse tax consequences to the individual and the Company. In such event, the Committee generally has the authority in its discretion to reduce the amount payable with respect to an award.
New 2014 Plan Benefits
No awards have been granted yet under Amendment 1. The Committee will grant future awards at its discretion. We cannot determine the number of awards that may be granted in the future but the number will not exceed the amount approved by stockholders.
Additional Equity Compensation Plan Information
The following table details the number of equity grants over the past three fiscal years, including those subject to service-based vesting provisions and those subject to performance-based vesting provisions, as well as performance share vesting activity. As shown below, no performance share grants were earned or vested during the past three fiscal years. We believe that our equity grant levels are well within the bounds of competitive practice versus peers and our significant emphasis on performance share grants to executive officers demonstrates our commitment to pay for performance and long-term value creation.

Fiscal Year Ending September 30	Weighted Average Number of Common Shares Outstanding (1)	Number of Stock Options Granted	Number of Service-Based Restricted Shares Granted	Target Number of Performance Shares Granted	Number of Performance Shares Vested (2)	Total Number of Service-Based Shares Granted Plus Vested Performance Shares
2016	31,798,000	125,449	259,819	231,624	—	385,268
2015	27,628,000	—	209,035	201,157	—	209,035
2014	25,795,000	161,010	566,877	28,690	—	727,887
3-Year Totals		286,459	1,035,731	461,471	—	1,322,190
3-Year Average		95,486	345,244	153,824	—	440,730
(1) Reflects weighted average number of common shares outstanding used to to calculate our basic earnings per share as reported in our audited consolidated financial statements.
(2) No performance shares were earned or vested for performance cycles ending September 30, 2016, 2015, and 2014.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about the Company's shares of common stock that may be issued under our existing equity compensation plans as of September 30, 2016, all of which have been approved by our stockholders:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	672,669	$16.49	777,998
Registration with the SEC
We intend to file an amendment to the Company's current Registration Statement on Form S-8 relating to the issuance of shares of common stock under Amendment 1 with the SEC pursuant to the Securities Act as soon as practicable after approval of Amendment 1 by our stockholders.
Recommendation
The Board of Directors unanimously recommends that stockholders vote FOR the approval of Amendment 1 to the 2014 Long-Term Incentive Plan, including the material terms of the 2014 Long-Term Incentive Plan, as amended by Amendment 1, for Section 162(m) purposes.

SECURITY OWNERSHIP
Security Ownership of Certain Beneficial Owners
The following table sets forth, to the best of our knowledge and belief, certain information regarding the beneficial ownership of our common stock by each person known to the Company to be the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of more than 5% of our outstanding common stock as of December 8, 2016.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Outstanding (1)

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	2,859,869	8.5%
Numeric Investors LCC (3) 470 Atlantic Avenue, 6th Floor Boston, MA 02210	1,698,497	5.1%
OppenheimerFunds, Inc. (4) Two World Financial Center 225 Liberty Street New York, NY 10281	2,404,995	7.2%
_______________________

(1)
Based upon 33,545,721 shares of common stock outstanding as of December 8, 2016. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)
Based upon information set forth in a Schedule 13G/A filed by BlackRock, Inc. on January 25, 2016. BlackRock, Inc. reported beneficial ownership and sole voting power of 2,775,054 shares and beneficial ownership and sole dispositive power of 2,859,869 shares.

(3)
Based upon information set forth in a Schedule 13G filed by Numeric Investors LLC and its parent company, Man Group Plc, on November 22, 2016. Numeric Investors LLC reported beneficial ownership and sole voting power and dispositive power of 1,698,497 shares. The address of the principal business office of Man Group Plc is 2 Swan Lane, London EC4R 3AD, United Kingdom.

(4)
Based upon information set forth in a Schedule 13G filed by OppenheimerFunds, Inc. and Oppenheimer Equity Income Fund on February 1, 2016. OppenheimerFunds, Inc. reported beneficial ownership and shared voting power and shared dispositive power of 2,404,995 shares. The address of the principal business office of Oppenheimer Equity Income Fund is 6803 S. Tucson Way, Centennial, CO 80112-3924.

Security Ownership of Executive Officers and Directors
The following table sets forth information, as of December 8, 2016, with respect to the beneficial ownership of our common stock by each director, each of our NEOs, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(2)(3)(4)	Percent of Outstanding (5)
Elizabeth S. Acton	34,425	*
Laurent Alpert	45,505	*
Brian C. Beazer	125,846	*
Kenneth F. Khoury	418,180	1.2%
Peter G. Leemputte	47,045	*
Allan P. Merrill	1,105,413	3.3%
Peter M. Orser	16,460	*
Norma A. Provencio	41,404	*
Robert L. Salomon	419,588	1.3%
Danny R. Shepherd	7,993	*
Larry T. Solari	26,872	*
Stephen P. Zelnak, Jr.	296,389	*
Directors and Executive Officers as a Group (12 persons)	2,585,120	7.6%
 _______________________
*    Less than 1%

(1)
Beneficial ownership includes shares of time-based restricted stock as follows: Ms. Acton - 7,993, Mr. Alpert - 7,993, Mr. Beazer - 7,993, Mr. Khoury - 136,693, Mr. Leemputte - 7,993, Mr. Merrill - 388,841, Mr. Orser - 7,993, Ms. Provencio - 7,993, Mr. Salomon - 136,693, Mr. Shepherd - 7,993, Mr. Solari - 0 and Mr. Zelnak - 15,987.

(2)
Beneficial ownership for Messrs. Khoury, Merrill and Salomon includes performance shares granted in November 2014, November 2015 and November 2016 as follows: Mr. Khoury - 128,106, Mr. Merrill - 313,732 and Mr. Salomon - 128,106.

(3)
Beneficial ownership includes shares underlying stock options/SSARs and RSUs, respectively, which were fully vested and exercisable at, or will vest within 60 days of, December 8, 2016 as follows: Ms. Acton - 0, Mr. Alpert - 1,800, Mr. Beazer - 6,231, Mr. Khoury - 110,321, Mr. Leemputte - 1,800, Mr. Merrill - 283,473, Mr. Orser - 0, Ms. Provencio - 2,799, Mr. Salomon - 92,657, Mr. Shepherd - 0, Mr. Solari - 1,800 and Mr. Zelnak - 1,800.

(4)
Ms. Acton’s ownership includes 19,304 shares of common stock held indirectly through the Robert and Elizabeth Acton Living Trust dated as of December 17, 2010 as amended. Mr. Beazer’s ownership includes 50,600 shares of common stock held indirectly through BC Beazer Investments PTE Ltd. Mr. Solari’s ownership includes 17,944 shares of common stock held indirectly through the Solari Family Trust, TTEE Larry and Deidre Solari. Mr. Leemputte’s ownership includes 2,460 shares of common stock held indirectly through Peter Leemputte TTEEFBO Peter G. Leemputte Trust.

(5)
Based upon 33,545,721 shares of outstanding common stock as of December 8, 2016 and shares deemed outstanding with respect to each person pursuant to Exchange Act Rule 13d-3(d)(1). Adjusted as necessary to reflect the shares issuable to such person upon the vesting or exercise of his or her stock options/SSARs and RSUs listed in footnote 3 above (and assuming no other stock options/SSARs are exercised). Shares of common stock subject to stock options/SSARs and RSUs that are currently exercisable or vested, or will become exercisable or vested within 60 days of December 8, 2016, are deemed outstanding for computing the percentage ownership of the person holding such stock options/SSARs and RSUs, but are not deemed outstanding for computing the percentage ownership of any other persons.

TRANSACTIONS WITH RELATED PERSONS
Fiscal Year 2016 Transactions with Related Persons
There were no reportable transactions with related persons during fiscal year 2016.
Review, Approval or Ratification of Transactions with Related Persons
During fiscal year 2016, the charter for the Nominating/Corporate Governance Committee of our Board of Directors provided that our Nominating/Corporate Governance Committee would conduct an appropriate review of all proposed related party transactions to identify potential conflict of interest situations and will submit the related party transactions to our Board of Directors for its approval and implementation of appropriate action to protect us from potential conflicts of interest. Our Nominating/Corporate Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Also, as described below, a portion of the review authority, in the case of transactions with employees, is delegated to supervising employees pursuant to the terms of our Code of Ethics. In November 2016, the charters for the Nominating/Corporate Governance Committee and the Audit Committee were revised to provide that the Audit Committee will assume responsibility for the review and approval of related party transactions beginning with fiscal year 2017.
Our Code of Ethics, which applies to all directors, officers and employees, directs each individual to avoid any actual or apparent conflict of interest. Under our Code of Ethics and our Related Party Transactions Policy, each director is required to notify the Company's legal department, in writing, as soon as such director or any related person (as defined below) becomes involved with, or affiliated with, any activity, business or other entity which is in competition us, is in involved in any adversarial litigation matter with the Company or other proceeding adverse to us (except where disclosure is prohibited by law) or has a business, charitable or other relationship with us. In addition, our Code of Ethics requires each employee, including all executive officers, to promptly notify the Company's legal department, in writing, before the employee or any related person becomes actively involved with, or affiliated with, any activity, business or other entity which is in competition with us, or which has a business, charitable or other relationship with us. If any employee, including any executive officer, of the Company becomes an officer, director, principal or employee of another for-profit business entity (as defined below) or otherwise has a business affiliation (as defined below) with any other for-profit business entity, the employee must disclose the affiliation to the Company's legal department. The Company's Related Party Transaction Policy provides that, in the event the Company's legal staff determines that a transaction or relationship involves a related party transaction requiring either approval by the Audit Committee or disclosure, the Company's General Counsel shall present the details of the transaction or relationship to the Audit Committee for approval by directors that do not have an interest in the transaction.
On an annual basis, each director, officer and employee of the Company is required to provide an acknowledgment that he or she has received and reviewed our Code of Ethics and to disclose any related person transactions. In addition, all employees of the Company (including all officers) are required to undergo an annual ethics training program.
For purposes of the disclosure set forth above, a “related person” includes a person having any of the following relationships with an employee or director of the Company: a spouse or significant other, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers and sisters-in-law, in each case whether by blood, marriage or adoption or anyone (other than tenants and domestic employees) who share(s) an employee’s or director’s home. Further, a “for-profit business entity” includes any business operated with the purpose of generating a profit, regardless of whether a profit has in fact been generated, and “business affiliation” includes any full or part-time job, side job, side business, self-employment, consulting arrangement or any other for-profit business or similar arrangement with which an employee is affiliated or directly involved.

PROPOSALS FOR THE NEXT ANNUAL MEETING
Proposals to be Included in Our Proxy Statement for the 2018 Annual Meeting
Any proposal by a stockholder to be included in the proxy statement for our 2018 annual meeting of stockholders must be received at our principal executive offices, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, not later than August 21, 2017. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.
Stockholder Proposals Regarding Nominations or Other Business at the 2018 Annual Meeting
Any proposal by a stockholder for nominations or other business at our 2018 annual meeting of stockholders (outside of the processes for proposals to be included in the proxy statement for our 2018 annual meeting of stockholders described above) must be received at our principal executive offices, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, no earlier than July 22, 2017 and no later than August 21, 2017. Any such notice must also meet the other requirements of our by-laws relating to stockholder proposals.

OTHER INFORMATION
Management does not know of any items, other than those referred to in this Proxy Statement, which may properly come before the meeting or other matters incident to the conduct of the meeting.
As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or any proposal to adjourn or postpone the meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,
Stephen P. Zelnak, Jr.
Non-Executive Chairman of the Board of Directors
Dated: December 19, 2016

APPENDIX I

BEAZER HOMES USA, INC.

2014 LONG-TERM INCENTIVE PLAN

Table of Contents

Article 1 - General Provisions		1
1.1	Establishment of Plan	1
1.2	Purpose of Plan	1
1.3	Types of Awards	1
1.4	Effective Date	1
1.5	Termination of Plan	1

Article 2 - Definitions.		1

Article 3 - Administration		6
3.1	General	6
3.2	Authority of the Committee	6
3.3	Rules for Foreign Jurisdictions	7
3.4	Delegation of Authority	7
3.5	Agreements	7
3.6	Indemnification	7

Article 4 - Shares Subject to the Plan		7
4.1	Number of Shares	7
4.2	Individual Limits	8
4.3	Adjustment of Shares	9

Article 5 - Stock Options		10
5.1	Grant of Options	10
5.2	Option Price	10
5.3	Duration of Options	10
5.4	Exercise of Options	10
5.5	Payment	10
5.6	Nontransferability of Options	11
5.7	Special Rules for ISOs	11

Article 6 - Stock Appreciation Rights.		11
6.1	Grant of SARs	11
6.2	Tandem SARs	11
6.3	Payment	11
6.4	SAR Price	11
6.5	Duration of SARs	12
6.6	Exercise of SARs	12
6.7	Nontransferability of SARs	12

Article 7 - Restricted Stock and Restricted Stock Units		12
7.1	Grant of Restricted Stock/Unit	12
7.2	Nontransferability	12
7.3	Certificates	12
7.4	Dividends and Other Distributions	12
7.5	Short-Term Deferral	13

i

Article 8 - Performance Shares and Units		13
8.1	Grant of Performance Shares/Units	13
8.2	Value of Performance Shares/Units	13
8.3	Earning of Performance Shares/Units	13
8.4	Form and Timing of Payment of Performance Shares/Units	13
8.5	Dividends and Other Distributions	13
8.6	Nontransferability	14

Article 9 - Other Stock-Based Awards		14

Article 10 - Long-Term Incentive Compensation Awards		14

Article 11 - Performance Measures		14
11.1	In General	14
11.2	Section 162(m) Performance Measures	14
11.3	Other Performance Measures	15
11.4	Committee Determination of Achievement of Performance Goals; Adjustments	15

Article 12 - Beneficiary Designation		15

Article 13 - Deferrals		15

Article 14 - Withholding		16
14.1	Tax Withholding	16
14.2	Share Withholding	16

Article 15 - Amendment and Termination		16
15.1	Amendment or Termination of Plan	16
15.2	Amendment of Agreement	16
15.3	Recoupment of Compensation or Cancellation of Awards	16

Article 16 - Change in Control		17

Article 17 - Miscellaneous Provisions		17
17.1	Restrictions on Shares	17
17.2	Rights of Stockholder	18
17.3	No Implied Rights	18
17.4	Compliance with Code Section 409A	18
17.5	Deferrals for Code Section 162(m)	18
17.6	Successors	18
17.7	Tax Elections	18
17.8	Right of Setoff	18
17.9	No Fractional Shares	18
17.10	Uncertificated Shares	19
17.11	Legal Construction	19
17.12	Data Privacy; Transfer of Data	19

ii

BEAZER HOMES USA, INC. 2014 LONG-TERM INCENTIVE PLAN

Article 1 -	General Provisions

1.1
Establishment of Plan. Beazer Homes USA, Inc., a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan” (the “Plan”), as set forth in this document.

1.2
Purpose of Plan. The objectives of the Plan are to (i) attract and retain employees, directors, and other persons who perform services for the Company and its affiliates by providing compensation opportunities that are competitive with other companies; (ii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its affiliates; and (iii) align the long-term financial interests of employees and other Eligible Participants with those of the Company’s stockholders.

1.3
Types of Awards. Awards under the Plan may be made to Eligible Participants in the form of (i) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock, (v) Restricted Stock Units, (vi) Performance Shares, (vii) Performance Units, (viii) Other Stock-Based Awards, (ix) Long-Term Incentive Compensation Awards or any combination thereof.

1.4	Effective Date. The Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “Effective Date”).

1.5
Termination of Plan. No Awards shall be granted under the Plan after the tenth anniversary of the Effective Date. However, Awards granted under the Plan on or prior to the tenth anniversary of the Effective Date shall remain outstanding beyond that date in accordance with the terms and conditions of the Plan and the Agreements corresponding to such Awards.

Article 2 - Definitions
Except where the context otherwise indicates, the following definitions apply:

2.1
“Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.2
“Agreement” means the written agreement evidencing an Award granted under the Plan that specifies the size, form, terms, conditions and duration of each Award. As determined by the Committee, each Agreement shall consist of either (i) a written agreement in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice of Award grant in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Award grants under the Plan, and if required by the Committee, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company (other than the particular Award recipient) to execute any or all Agreements on behalf the Company.

2.3
“Award” means an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Performance Share, a Performance Unit, an Other Stock-Based Award, a Long-Term Incentive Compensation Award or a combination thereof.

2.4	“Award Pool” shall have the meaning ascribed to such term in Section 4.1.

2.5	“Board” means the Board of Directors of the Company, as constituted from time to time.

1

2.6
“Cause” means, “Cause” as defined under any employment or service agreement applicable to the Participant at the time of the Participant’s termination or if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, “Cause” means (a) the Participant’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of the Company or any affiliate; (b) the Participant’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of Participant’s employment or service; (c) the Participant’s commission of or pleading guilty to or confessing to any felony; or (d) the Participant’s breach of any restrictive covenant agreement with the Company or any affiliate, including, but not limited to, covenants not to compete, non-solicitation covenants and non-disclosure covenants. “Cause” shall also include a material violation of the Company’s Code of Business Conduct & Ethics or any successor or similar Company policy governing ethical behavior. The existence of “Cause” under this Section 2.6 shall be determined in good faith by the Committee.

2.7	“Change in Control” means, except as otherwise expressly provided in an Agreement, the occurrence of any of the following events:

(a)
The accumulation in any number of related or unrelated transactions by any Person of Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty-five percent (25%) or more of the Beneficial Ownership of the combined voting power of the Company’s voting stock resulted from (i) any acquisition of voting stock by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or (ii) any acquisition of voting stock directly from the Company provided the Person’s Beneficial Ownership of the combined voting power of the Company’s voting stock at no time thereafter equals thirty-five percent (35%) or more of the combined voting power of the Company’s voting stock; or

(b)
Consummation of a merger, consolidation, reorganization or similar transaction (a “Business Combination”), unless, immediately following that Business Combination, (i) all or substantially all of the Persons who had Beneficial Ownership of the voting stock of the Company immediately prior to that Business Combination have Beneficial Ownership, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the Company’s or the surviving entity’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions relative to each other as their Beneficial Ownership, immediately prior to that Business Combination, of the voting stock of the Company, (ii) no Person acquires Beneficial Ownership of twenty five percent (25%) or more of the combined voting power of the Company’s or the surviving entity’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (iii) the Business Combination does not result in a Change in Control under subsection (c) below; provided that for purposes of this subsection (b), a Change in Control will not be deemed to have occurred as the result of any Person’s accumulation of Beneficial Ownership of twenty-five percent (25%) or more, but less than thirty-five percent (35%), of the combined voting power of the Company’s or the surviving entity’s voting stock resulting from that Business Combination so long as the Board approved the Business Combination; or

(c)	Less than a majority of the members of the Board of Directors of the Company or any entity resulting from a Business Combination are Incumbent Board Members; or

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(d)
Consummation of a sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above; or

(e)
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above

For purposes of this Section 2.7, the meaning of (i) “Person” shall be based on the definition of person in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) of the Act, and (ii) “Beneficial Ownership” shall be as such term is used in Rule 13d-3 under the Act.
Incumbent Board Member means an individual who either is (a) a member of the Company’s Board as of the effective date of the adoption of this Plan or (b) a member who becomes a member of the Company’s Board subsequent to the date of the adoption of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of the Company in which that Person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.
Notwithstanding anything in this Plan or any Agreement to the contrary, to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code section 409A. Other Participant rights that are tied to a Change in Control, such as vesting, shall not be affected by this paragraph.

2.8
“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered and shall include all related regulations.

2.9
“Committee” means the Compensation Committee of the Board, or the Board itself if no Compensation Committee exists. If such Compensation Committee exists, if and to the extent deemed necessary by the Board, such Compensation Committee shall consist of two or more directors, all of whom are (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, (ii) “outside directors” within the meaning of Code section 162(m) and (iii) independent directors under the rules of any stock exchange on which the Company’s securities are traded.

2.10	“Company” means Beazer Homes USA, Inc., a Delaware corporation, and its successors and assigns.

2.11	“Covered Employee” means a Participant whom the Committee determines is or may be subject to the limitations of Code section 162(m).

2.12
“Director” means any individual who is a member of the Board; provided, however, that any individual who is both a member of the Board and employed by the Company or any other entity constituting the Employer shall not be considered a Director for purposes of the Plan.

2.13
“Disability” means, with respect to any Incentive Stock Option, a disability as determined under Code section 22(e)(3), and with respect to any other Award, a disability as determined under procedures established by the Committee or in any Agreement; provided that to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the Participant’s

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Disability, then there shall not be a Disability that triggers payment until the date (if any) that the Participant is disabled within the meaning of Code section 409A(a)(2)(C).

2.14	“Effective Date” shall have the meaning ascribed to such term in Section 1.4 above.

2.15
“Eligible Participant” means an employee of an Employer as well as any other natural person, including a Director or a person who provides bona fide services to an Employer, subject to any limitations as shall be determined by the Committee.

2.16
“Employer” means the Company and any entity during any period that it is a “parent corporation” or a “subsidiary corporation” with respect to the Company within the meaning of Code sections 424(e) and 424(f). With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, the Company shall be authorized to act on behalf of all other entities included within the definition of “Employer.”

2.17	“Fair Market Value” means, on any given date:

(a)
if the Shares are listed on the NYSE on the given date, Fair Market Value on such date shall be the closing price for a Share on the NYSE on such date, or if no sale was reported on such date, on the last preceding day on which a sale was reported on the NYSE;

(b)
if the Shares are listed on a national or regional securities exchange other than the NYSE on the given date, Fair Market Value on such date shall be the closing price for a Share on the securities exchange on such date or, if no sale was reported on such date, on the last preceding day on which a sale was reported on such exchange; or

(c)	if neither (a) nor (b) applies on the given date, the fair market value of a Share on that date shall be determined in good faith by the Committee.
For purposes of subsection (b) above, if Shares are not traded on the NYSE but they are traded on more than one securities exchange on the given date, then the following exchange shall be referenced to determine Fair Market Value: (i) the NASDAQ, or (ii) if shares are not traded on the NASDAQ, the largest exchange on which Shares are traded.
Notwithstanding the foregoing, (i) in the case of an Option or SAR, Fair Market Value shall be determined in accordance with a definition of fair market value that permits the Award to be exempt from Code section 409A; and (ii) in the case of an Option that is intended to qualify as an ISO under Code section 422 or an Award that is intended to qualify as performance-based compensation under Code section 162(m), Fair Market Value shall be determined by the Committee in accordance with the requirements of Code section 422 or Code section 162(m), as applicable.

2.18	“409A Award” means each Award that is not exempt from Code section 409A.

2.19
“Good Reason” means, “Good Reason” as defined under any employment or service agreement applicable to the Participant at the time of the Participant’s termination or if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, “Good Reason” means the occurrence of any of the following conditions without the Participant’s consent:

(a)	a material diminution in the Participant’s authority, duties or responsibilities from those that existed on the date immediately preceding the Change in Control; or

(b)
relocation of the Participant’s primary office to a location more than thirty-five (35) miles from the location of the Participant’s primary office on the date immediately preceding the Change in Control.

Notwithstanding the foregoing, the occurrence of any of the events described above will not constitute Good Reason unless (i) the Participant gives the Company written notice within fifteen

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(15) days after the initial occurrence of an event that the Participant believes constitutes Good Reason and describes such event in the notice; (ii) the Company thereafter fails to cure any such event within fifteen (15) days after receipt of such notice; and (iii) the Participant’s termination as a result of such event occurs at least 31 days after the Company’s receipt of the notice referred to in clause (ii), but no more than 60 days after the initial occurrence of such event. The existence of “Good Reason” under this Section 2.19 shall be determined in good faith by the Committee.

2.20
“Incentive Stock Option” or “ISO” means an Option granted to an Eligible Participant under Article 5 of the Plan which is designated as an Incentive Stock Option and intended to meet the requirements of Code section 422.

2.21	“Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Act.

2.22	“Long-Term Incentive Compensation Award” means an Award that is granted pursuant to Article 10 of the Plan.

2.23
“Nonqualified Stock Option” or “NQSO” means an Option granted to an Eligible Participant under Article 5 of the Plan which is not intended to meet the requirements of Code section 422 or that otherwise does not meet such requirements.

2.24	“NYSE” means the New York Stock Exchange.

2.25
“Option” means an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation shall be a Nonqualified Stock Option.

2.26	“Option Price” means the price at which a Share may be purchased by exercise of an Option.

2.27
“Other Stock-Based Award” means any form of equity-based or equity-related award, other than an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Stock, or Performance Unit, that is granted pursuant to Article 9 of the Plan.

2.28	“Participant” means an Eligible Participant to whom an Award has been granted.

2.29	“Payment Date” shall have the meaning set forth in Section 5.5 of the Plan.

2.30
“Performance Share” means an Award under Article 8 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of cash or Shares, or any combination thereof, as determined by the Committee, upon achievement of such performance objectives during the relevant performance period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Code section 162(m) in the case of a Covered Employee, unless the Committee does not intend for such Award to comply with Code section 162(m).

2.31
“Performance Unit” means an Award under Article 8 of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee), which value may be paid to the Participant by delivery of cash or Shares, or any combination thereof, as determined by the Committee, upon achievement of such performance objectives during the relevant performance period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Code section 162(m) in the case of a Covered Employee, unless the Committee does not intend for such Award to comply with Code section 162(m).

2.32	“Plan” means the Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan, as set forth in this document and as it may be amended from time to time.

2.33	“Restricted Stock” means an Award of Shares under Article 7 of the Plan, which Shares are issued with such restriction(s) as the Committee, in its sole discretion, may impose.

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2.34
“Restricted Stock Unit” means an Award under Article 7 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, and that has such restriction(s) as the Committee, in its sole discretion, may impose.

2.35
“Restriction Period” means the period during which Restricted Stock or Restricted Stock Units are subject to one or more restrictions that will lapse based on the passage of time, the achievement of performance goals, or the occurrence of another event or events, as determined by the Committee and specified in the applicable Agreement.

2.36	“SAR Price” means the amount that is subtracted from the Fair Market Value of a Share at the time of exercise of a SAR to determine the amount payable, if any, upon exercise of the SAR.

2.37	“Share” means one share of common stock, par value $.001 per share, of the Company, as may be adjusted pursuant to the provisions of Section 4.3 of the Plan.

2.38
“Stock Appreciation Right” or “SAR” means an Award granted under Article 6 which provides for an amount payable in Shares and/or cash, as determined by the Committee, equal to the excess of the Fair Market Value of a Share on the day the Stock Appreciation Right is exercised over the SAR Price.

Article 3 -	Administration

3.1	General. This Plan shall be administered by the Committee.

3.2	Authority of the Committee.

(a)
The Committee shall have the full and exclusive discretionary authority to (i) interpret, construe and administer the terms and intent of the Plan and any Agreement (as well as any other agreement or document related to the Plan or an Award), (ii) select the persons who are eligible to receive an Award, (iii) act in all matters pertaining to the granting of an Award and the contents of the Agreement evidencing the Award, including the determination of the size, form, terms, conditions and duration of each Award, and (iv) make any amendment to an Award or Agreement consistent with the provisions of the Plan. The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan, as it deems appropriate.

(b)	The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to address the matter.

(c)
In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(d)
In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may rely on the advice of experts, including employees of the Company and professional advisors.

(e)
All acts, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all parties, including the Company, its stockholders, any Employer, Participants, Eligible Participants and their estates, beneficiaries and successors.

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3.3
Rules for Foreign Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, (i) amend or vary the terms of the Plan in order to conform such terms with the requirements of each non-U.S. jurisdiction where an Eligible Participant is located or where an Eligible Participant’s Award rights are otherwise regulated (including changes related to obtaining favorable tax treatment and avoiding unfavorable tax treatment) or in order to meet the goals and objectives of the Plan; (ii) establish one or more sub-plans for these purposes; and (iii) establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions.

3.4
Delegation of Authority. The Committee may, in its discretion, at any time and from time to time, delegate to one or more of the members of the Committee such of its powers as it deems appropriate (provided that any such delegation shall be to at least two members of the Committee with respect to Awards to Covered Employees and Insiders). Except with respect to Awards to Covered Employees and Insiders, the Committee may, in its discretion, at any time and from time to time, delegate to one or more persons who are not members of the Committee any or all of its authority and discretion under Section 3.2 and 3.3, to the full extent permitted by law and the rules of any exchange on which Shares are traded.

3.5
Agreements. Each Award granted under the Plan shall be evidenced by an Agreement, provided that Awards granted on or after November 1, 2016 may not vest in full in less than one year from the date of grant, except where vesting occurs due to (i) a Participant’s death, or disability or (ii) a Change in Control. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and may include any other terms and conditions, not inconsistent with the Plan, as determined by the Committee, including without limitation, provisions related to the consequences of termination of employment. A copy of the Agreement evidencing an Award shall be provided to the affected Participant, and the Committee may, but need not, require that the Participant sign a copy of the Agreement.

3.6
Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as members of the Committee, the Company shall indemnify and hold harmless the members of the Committee against (i) reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, (ii) all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, and (iii) all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except as to matters as to which the Committee member has been negligent or engaged in misconduct in the performance of his duties (all amounts reimbursed hereunder are referred to as the “Reimbursement Expenses”); provided, that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same. In the performance of its responsibilities with respect to the Plan, the members of the Committee shall be entitled to rely upon, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, or the Company’s counsel.

Article 4 - Shares Subject to the Plan

4.1
Number of Shares. Subject to adjustment as provided in Section 4.3, the aggregate number of Shares which are available for issuance pursuant to Awards under the Plan is 3,850,000 Shares, inclusive of the 2,000,000 Shares initially reserved under the Plan as of the Effective Date and the 1,850,000 added to the Plan pursuant to the amendment approved by the Board on November 8, 2016 (the “Award Pool”). The Award Pool shall be available for all types of Awards granted under the Plan; there is no maximum number of Shares per type of Award. Such Shares shall be made available from Shares authorized but

7

unissued or Shares held (or subsequently acquired) by the Company as treasury shares, including Shares purchased in the open market or in private transactions.
The following rules shall apply for purposes of determining the number of Shares available for issuance under the Plan:

(a)	Each Option shall be counted as one Share subject to an Award and deducted from the Award Pool.

(b)
Each share of Restricted Stock, each Restricted Stock Unit that may be settled in Shares and each Other Stock-Based Award that may be settled in Shares shall be counted as one Share subject to an Award and deducted from the Award Pool. Restricted Stock Units and Other Stock-Based Awards that may not be settled in Shares shall not result in a deduction from the Award Pool.

(c)
Each Performance Share that may be settled in Shares shall be counted as one Share subject to an Award, based on the number of Shares that would be paid under the Performance Share for achievement of target performance, and deducted from the Award Pool. Each Performance Unit that may be settled in Shares shall be counted as a number of Shares subject to an Award, based on the number of Shares that would be paid under the Performance Unit for achievement of target performance, with the number determined by dividing the value of the Performance Unit at the time of grant by the Fair Market Value of a Share at the time of grant, and this number shall be deducted from the Award Pool. In both cases, in the event that the Award is later settled based on above-target performance, the number of Shares corresponding to the above-target performance, calculated pursuant to the applicable methodology specified above, shall be deducted from the Award Pool at the time of such settlement; in the event that the Award is later settled upon below-target performance, the number of Shares corresponding to the below-target performance, calculated pursuant to the applicable methodology specified above, shall be added back to the Award Pool. Performance Shares and Performance Units that may not be settled in Shares shall not result in a deduction from the Award Pool.

(d)
Each Stock Appreciation Right that may be settled in Shares shall be counted as one Share subject to an Award, regardless of the number of Shares actually delivered to a Participant, and deducted from the Award Pool. Stock Appreciation Rights that may not be settled in Shares shall not result in a deduction from the Award Pool.

(e)
If an Award granted under the Plan lapses, expires, terminates, is forfeited or otherwise cancelled without issuance of the Shares or the Award is settled in cash in lieu of Shares, such Shares shall again be available for issuance pursuant to an Award under the Plan and shall be added back to the Award Pool. However, if the tax withholding obligation, exercise price or purchase price under an Award is satisfied by the Company retaining Shares that otherwise would have been issued in settlement of the Award or by Shares tendered by the Participant (either by actual delivery or attestation), the number of Shares so retained or tendered shall not again be available for issuance pursuant to an Award under this Plan and shall not be added back to the Award Pool.

4.2
Individual Limits. Subject to adjustment as provided in Section 4.3, and except to the extent the Committee determines that an Award to a Covered Employee shall not comply with the performance-based compensation provisions of Code section 162(m), the following rules shall apply to Awards under the Plan:

(a)
Options and SARs. The maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted in any one fiscal year to any one Participant shall be Seven Hundred Fifty Thousand (750,000).

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(b)
Restricted Stock and Restricted Stock Units. The maximum number of Shares of Restricted Stock and Restricted Stock Units that, in the aggregate, may be granted in any one fiscal year to any one Participant shall be Two Hundred Fifty Thousand (250,000) Shares and Units.

(c)
Performance Units. The maximum number of Performance Units (valued as of the grant date) that, in the aggregate, may be granted in any one fiscal year to any one Participant shall be Five Hundred Thousand (500,000), to the extent settled in Shares, or Three Million Dollars ($3,000,000), to the extent settled in cash. This limitation shall be applied based on the maximum amount that could be paid under the Award of Performance Units.

(d)
Performance Shares and Other Stock-Based Awards. The maximum number of Performance Shares and Other Stock-Based Awards that, in the aggregate, may be granted in any one fiscal year to any one Participant shall be Five Hundred Thousand (500,000). This limitation shall be applied based on the maximum amount that could be paid under the Award of Performance Shares and Other Stock-Based Awards.

(e)
Long-Term Incentive Compensation Awards. The maximum Long-Term Incentive Compensation Awards that, in the aggregate, may be granted in any one fiscal year to any one Participant shall be Three Million Dollars ($3,000,000). This limitation shall be applied based on the maximum amount that could be paid under the Long-Term Incentive Compensation Awards.

4.3
Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to stockholders (other than an ordinary cash dividend) results in the outstanding Shares, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then the Committee shall make equitable adjustments, as it determines are necessary and appropriate, in:

(a)	the number and class of stock or other securities that comprise the Award Pool as set forth in Section 4.1;

(b)	the limitations on the aggregate number of Awards that may be granted in any one fiscal year to any one Participant as set forth in Section 4.2;

(c)	the number and class of stock or other securities subject to outstanding Awards, and which have not been issued or transferred under outstanding Awards;

(d)
the Option Price under outstanding Options, the SAR Price under outstanding Stock Appreciation Rights and the number of Shares to be transferred in settlement of outstanding Options and Stock Appreciation Rights; and

(e)	the terms, conditions or restrictions of any Award and Agreement, including the price payable for the acquisition of Shares.
It is intended that, if possible, any adjustments contemplated above shall be made in a manner that satisfies applicable legal requirements, as well as applicable requirements with respect to taxation (including, without limitation and as applicable in the circumstances, Code section 424, Code section 409A, and Code section 162(m)) and accounting (so as to not trigger any charge to earnings with respect to such adjustment).

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Without limiting the generality of the above, any good faith determination by the Committee as to whether an adjustment is required in the circumstances and the extent and nature of any such adjustment shall be final, conclusive and binding on all persons.

Article 5 -	Stock Options

5.1
Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Eligible Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee shall have sole discretion in determining the number of Shares subject to Options granted to each Participant. The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that only Participants who are common law employees of the Employer may be granted ISOs. Notwithstanding anything in this Article 5 to the contrary, except for Options that are specifically designated as intended to be subject to Code section 409A, Options may only be granted to individuals who provide direct services on the date of grant of the Option to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation § 1.409A-1(b)(5)(iii)(E)) in each entity in the chain.

5.2
Option Price. The Option Price for each grant of an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. Notwithstanding the prior sentence, an Option may be granted with an Option Price that is less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted if such Option is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that such Option Price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the Option from Code section 409A.

5.3
Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that the Committee may extend the term of any Option that would otherwise expire at a time when the Participant is not permitted by applicable law or Company policy to exercise such Option; and provided, further, that no Option shall be exercisable later than the tenth (10th) anniversary of its grant date.

5.4
Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, including conditions related to the employment of or provision of services by the Participant to the Company or any Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic accelerated vesting and other rights upon the occurrence of a Change in Control of the Company or upon the occurrence of other events as specified in the Agreement.

5.5
Payment. Options shall be exercised by the delivery of an oral, written or electronic notice of exercise to the Company or its designated representative, setting forth the number of Shares with respect to which the Option is to be exercised and satisfying any requirements that the Committee may apply from time to time. Full payment of the Option Price must be made on or prior to the Payment Date, as defined below. The Option Price shall be payable to the Company in United States dollars either: (a) in cash; (b) cash equivalent approved by the Committee; (c) if approved by the Committee, by tendering previously acquired Shares (or delivering a certification or attestation of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the tendered Shares must have been held by the Participant for any period required by the Committee); (d) if approved by the Committee, by cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions; (e) by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law, including a net exercise; or (f) by any combination of the above. “Payment Date” shall mean the date on which a sale

10

transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the subject option exercise.

5.6
Nontransferability of Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Except as otherwise provided in a Participant’s Agreement or otherwise determined at any time by the Committee, no NQSO granted under this Article 5 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

5.7
Special Rules for ISOs. In no event shall any Participant who owns (within the meaning of Code section 424(d)) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent” or “subsidiary” (within the meaning of Code section 424(e) or (f), respectively) be eligible to receive an ISO (i) at an Option Price less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted, or (ii) that is exercisable later than the fifth (5th) anniversary date of its grant date. The aggregate Fair Market Value of Shares with respect to which ISOs granted to a Participant are first exercisable in any calendar year under the Plan and all other incentive stock option plans of the Employer) shall not exceed One Hundred Thousand Dollars ($100,000). For this purpose, Fair Market Value shall be determined with respect to a particular ISO on the date on which such ISO is granted.

Article 6 - Stock Appreciation Rights

6.1
Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted to Eligible Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. A Stock Appreciation Right may be granted to an Eligible Participant in connection with an Option granted under Article 5 of this Plan or may be granted independently of any Option. A Stock Appreciation Right shall entitle the holder, within the specified period, to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the SAR Price, times the number of Shares with respect to which the SAR is exercised. A SAR granted in connection with an Option (a “Tandem SAR”) shall entitle the holder of the related Option, within the period specified for the exercise of the Option, to surrender the unexercised Option, or a portion thereof, and to receive in exchange therefore a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the Option Price, times the number of Shares under the Option, or portion thereof, which is surrendered.

6.2
Tandem SARs. Each Tandem SAR shall be subject to the same terms and conditions as the related Option, including limitations on transferability, and shall be exercisable only to the extent such Option is exercisable and shall terminate or lapse and cease to be exercisable when the related Option terminates or lapses. The grant of a Tandem SAR must be concurrent with the grant of the Option.

6.3
Payment. The Committee shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of a SAR will be in the form of all cash, all Shares, or any combination thereof. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of exercise.

6.4
SAR Price. The SAR Price for each grant of a SAR shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the SAR is granted. Notwithstanding the prior sentence, a SAR may be granted with a SAR Price that is less than one hundred percent (100%) of the Fair Market Value of a Share on the date the SAR is granted if such SAR is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that such SAR Price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the SAR from Code section 409A.

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6.5
Duration of SARs. Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that the Committee may extend the term of any SAR that would otherwise expire at a time when the Participant is not permitted by applicable law or Company policy to exercise such SAR; and provided, further, that no SAR shall be exercisable later than the tenth (10th) anniversary of its grant date.

6.6
Exercise of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, including conditions related to the employment of or provision of services by the Participant with the Company or any Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic accelerated vesting and other rights upon the occurrence of a Change in Control of the Company or upon the occurrence of other events as specified in the Agreement. Upon exercise of a Tandem SAR, the number of Shares subject to exercise under the related Option shall automatically be reduced by the number of Shares represented by the Option or portion thereof which is surrendered. SARs shall be exercised by the delivery of an oral, written or electronic notice of exercise to the Company or its designated representative, setting forth the number of Shares with respect to which the SAR is to be exercised and satisfying any requirements that the Committee may apply from time to time.

6.7
Nontransferability of SARs. Except as otherwise provided in a Participant’s Agreement or otherwise determined at any time by the Committee consistent with securities and other applicable laws, rules and regulations, no SAR granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 7 - Restricted Stock and Restricted Stock Units

7.1
Grant of Restricted Stock/Unit. Subject to the terms and provisions of the Plan, Restricted Stock Awards and Restricted Stock Unit Awards may be granted to Eligible Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Awards of Restricted Stock/Units may be made either alone or in addition to or in tandem with other Awards granted under the Plan and may be current grants of Restricted Stock, deferred grants of Restricted Stock or Restricted Stock Units.

7.2
Nontransferability. Except as otherwise provided in this Article 7 or an Agreement, Restricted Stock and Restricted Stock Units may not be sold, exchanged, transferred, pledged, or otherwise alienated or hypothecated or otherwise disposed of during the Restriction Period or, in the case of Restricted Stock Units, until the date of delivery of Shares or other payment with respect to the Restricted Stock Units (other than by will or by the laws of descent and distribution). Further, except as otherwise provided in the applicable Agreement, a Participant’s rights with respect to Shares of Restricted Stock or Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s legal representative.

7.3
Certificates. Upon an Award of Restricted Stock to a Participant, Shares of Restricted Stock shall be registered in the Participant’s name. Certificates, if issued, may either be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse and/or be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Committee, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant.

7.4
Dividends and Other Distributions. Except as provided in this Article 7 or in the Agreement, a Participant receiving a Restricted Stock Award shall have, with respect to such Restricted Stock Award, all of the

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rights of a stockholder of the Company, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and the right to receive any dividends; provided, however, the Committee may require that any dividends on such Shares of Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions on vesting as the underlying Award, or may require that dividends and other distributions on Restricted Stock shall be paid to the Company for the account of the Participant and held pending and subject to the same restrictions on vesting as the underlying Award. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights and shall accrue dividend equivalents on such Units only to the extent provided in the Agreement relating to the Award.

7.5
Short-Term Deferral. To the extent an Award described in this Section is a 409A Award and is subject to a substantial risk of forfeiture within the meaning of Code section 409A (or will be granted upon the satisfaction of a condition that constitutes such a substantial risk of forfeiture), any compensation due under the Award (or pursuant to a commitment to grant an Award) shall be paid in full not later than the 60th day following the date on which there is no longer such a substantial risk of forfeiture with respect to the Award (and the Participant shall have no right to designate the year of the payment), unless the Committee shall clearly and expressly provide otherwise at the time of granting the Award.

Article 8 - Performance Shares and Units

8.1
Grant of Performance Shares/Units. Subject to the terms and provisions of the Plan, Performance Shares and Performance Units may be granted to Eligible Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

8.2
Value of Performance Shares/Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. In addition to any non-performance terms applicable to the Award, the Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares, Performance Units or both, as applicable, that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance goals must be met shall be called a “Performance Period.” The Committee may, but is not obligated to, set such performance goals by reference to the performance measures set forth in Article 11.

8.3
Earning of Performance Shares/Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of the Performance Shares/Units shall be entitled to receive a payout of the number and value of Performance Shares/Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved and any applicable non-performance terms have been met.

8.4
Form and Timing of Payment of Performance Shares/Units. Subject to the terms of this Plan and the applicable Agreement, the Committee, in its sole discretion, may pay earned Performance Shares/Units in the form of cash or Shares or other Awards (or a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Shares/Units at the close of the applicable Performance Period. Any such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the Agreement pertaining to the grant of the Award.

8.5
Dividends and Other Distributions. A Participant receiving a Performance Share/Unit Award shall not possess voting rights and shall accrue dividend equivalents on such Performance Shares/Units only to the extent provided in the Agreement relating to the Award. Any rights to dividend equivalents on Performance Shares/Units shall be subject to the same restrictions on vesting and payment as the underlying Award.

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8.6
Nontransferability. Except as otherwise provided in this Article 8 or the applicable Agreement, Performance Shares/Units may not be sold, exchanged, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 9 - Other Stock-Based Awards
The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. The Other Stock-Based Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination of the foregoing. Notwithstanding the foregoing, where the value of an Other Stock-Based Award is based on the difference in the value of a Share at different points in time, the grant or exercise price will not be less than 100% of the Fair Market Value of the Shares on the date of grant unless the Other Stock-Based Award is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that the Other Stock-Based Award preserves the economic benefit of the replaced award.

Article 10 -	Long-Term Incentive Compensation Awards
Subject to the terms of this Plan, the Committee will determine all of the terms and conditions of a Long-Term Incentive Compensation Award, including but not limited to the performance measures, performance period, the potential amount payable, and the timing of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Long-Term Incentive Compensation Award is contingent on the achievement of one or more performance measures during the period the Committee specifies, although the Committee may specify that all or a portion of the performance measures subject to an Award are deemed achieved upon a Participant’s death, Disability or retirement, or such other circumstances as the Committee may specify; and (b) the performance period must relate to a period of more than one fiscal year of the Company. The Long-Term Incentive Compensation Awards will be payable in cash and the Committee may provide Participants with the right to defer all or part of any Award.

Article 11 -	Performance Measures

11.1	In General. The Committee may, in its discretion, include performance conditions in any Award.

11.2
Section 162(m) Performance Measures. Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Covered Employees’ Awards that are intended to qualify under the performance-based compensation provisions of Code section 162(m), the performance measure(s) to be used for purposes of such Awards shall be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, net income, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, operating margin, profit margin, revenues, revenue growth, market value added, market share, economic value added, return measures (including but not limited to return on equity, return on investment, return on assets, return on net assets, and return on capital employed), total stockholder return, relative total stockholder return, profit, operating profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, cash, cash flow measures (including but not limited to operating cash flow, free cash flow, and cash flow return), sales, sales volume, sales growth, assets, inventory turnover ratio, productivity ratios, Share price, cost, unit cost, expense ratios, charge-off levels, operating efficiency, operating expenses, improvement in or attainment of expense levels, working capital, improvement in or attainment of working capital

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levels, debt, debt to equity ratio, debt reduction, capital targets and/or consummation of acquisitions, dispositions, projects or other specific events or transactions.
Any performance measure may be applied to the Company and any other entity included in the term “Employer” in the aggregate, to a selection of these, to each as a whole or alternatively, or to any business unit of the Company or any other entity included in the term “Employer”, either individually, alternatively or in any combination and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to results for previous years or to a designated comparison group of entities or to a published or stock market or other index, in each case as specified by the Committee. The Committee shall specify the period over which the performance goals for a particular Award shall be measured.

11.3
Other Performance Measures. The Committee may establish other performance measures for Awards granted to Eligible Participants that are not intended to qualify under the performance-based compensation exception from the deductibility limitations of Code section 162(m).

11.4
Committee Determination of Achievement of Performance Goals; Adjustments. The Committee shall determine whether the applicable performance goals have been met with respect to a particular Award and, if they have, the Committee shall so certify in writing and ascertain the amount payable under the applicable Award. The Committee is authorized to make adjustments in performance-based criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements (including, but not limited to, asset write-downs; litigation or claim judgments or settlements; reorganizations or restructuring programs; extraordinary, unusual, or nonrecurring items of gain or loss as defined under US generally accepted accounting principles; mergers, acquisitions or divestitures; and foreign exchange gains and losses) or changes in applicable laws, regulations or accounting principles. In the case of Awards to Covered Employees that are intended to qualify under the performance-based compensation exception from the deductibility limitations of Code section 162(m), such adjustments shall be made in accordance with guidelines established by the Committee at the time the performance-based Award is granted (or within such period thereafter as may be permissible under Code section 162(m)). The Committee shall also have the discretion to adjust downward the determinations of the degree of attainment of the pre-established performance goals.

If applicable tax and/or securities laws permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the performance-based compensation exception from the deductibility limitations of Code section 162(m), the Committee may make such grants without satisfying the requirements of Code section 162(m).

Article 12 -	Beneficiary Designation
To the extent permitted by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any vested but unpaid Award is to be paid in case of the Participant’s death. In the absence of any such designation, vested but unpaid Awards outstanding at the Participant’s death shall be paid to the Participant’s estate.

Article 13 -	Deferrals
The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under any Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for

15

such deferrals. Any deferrals required or permitted by the Committee of Awards shall be made in compliance with Code section 409A.

Article 14 -	Withholding

14.1
Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes or similar charges, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with this Plan or any Award.

14.2
Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or Restricted Stock Units, upon the achievement of performance goals related to Performance Shares or Performance Units, or upon any other taxable event arising as a result of or in connection with an Award granted hereunder that is settled in Shares, unless other arrangements are made with the consent of the Committee, Participants shall satisfy the withholding requirement by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to not more than the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates. All such withholding arrangements shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 15 - Amendment and Termination

15.1
Amendment or Termination of Plan. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless a Participant who is adversely affected by such amendment consents in writing. The Company will obtain the approval of the stockholders before amending the Plan to the extent required by Code section 162(m) or 422 and/or the rules of the exchange upon which the Shares are traded or other applicable law.

15.2
Amendment of Agreement. The Committee may, at any time, amend outstanding Agreements in a manner not inconsistent with the terms of the Plan; provided, however, if such amendment is adverse to the Participant, as determined by the Committee, the amendment shall not be effective as to that Participant unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant. Except to the extent provided in Section 4.3, the Committee shall not without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted Option or SAR, (ii) cancel any previously granted Option or SAR in exchange for another Option or SAR with a lower purchase price or base price or (iii) cancel any previously granted Option or SAR in exchange for cash or another award if the purchase price of such Option or the base price of such SAR exceeds the Fair Market Value of a Share on the date of such cancellation, in each case other than in connection with a Change in Control.

15.3
Recoupment of Compensation or Cancellation of Awards. Awards under the Plan shall be subject to any policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee, including, without limitation, any policy it deems necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of these Acts which policy is incorporated

16

into this Plan, the Awards and the Agreements. The Committee may provide in the Agreement that if a Participant engages in any “detrimental activity” (as defined in the Agreement), the Committee may, notwithstanding any other provision in this Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award and require the Participant to pay to the Company the fair market value of the compensation received by the Participant from the Award.

Article 16 -	Change in Control
Except as otherwise provided in an employment, change in control or similar agreement with the Company that provides for the effect of a Change in Control (as defined in the Plan or in any such other agreement for similar transactions) on outstanding Awards (an “Outstanding Award”) granted under the Plan to a Participant, the Agreement may provide (in addition to other provisions) that upon a Change in Control the Committee shall have the authority to determine (which determination may be different for different types or grants of Outstanding Awards or for different groups of Participants) that Outstanding Awards:
(a)    will be continued by the Company (if the Company is the surviving entity); or
(b)    will be assumed by the surviving entity or its parent or subsidiary; or

(c)	will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the Outstanding Award.
If (a), (b) or (c) above do not apply to an Outstanding Award, the Agreement may provide that the Committee will in its discretion determine the impact of the Change in Control on the Outstanding Award, including the right to determine to fully vest Outstanding Awards that are not continued, assumed or substituted and to cash out Outstanding Awards.
If subsections (a), (b), or (c) above apply to an Outstanding Award, the continued, assumed or substituted awards will provide (i) similar terms and conditions and preserve the same benefits as the Outstanding Award that is being continued or replaced, and (ii) that, in the event of the Participant’s involuntary termination without Cause or termination for Good Reason on, or within the two-year period following, the date of the Change in Control, the Outstanding Award (or substituted award) will fully vest and become immediately exercisable and/or nonforfeitable.
The Agreement may contain such other provisions relating to the treatment of Outstanding Awards upon a Change in Control as the Committee determines are necessary or desirable.
In the event that any acceleration of vesting or other action with respect to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Code section 4999 due to the characterization of such acceleration of vesting, action, payment or benefit as an “excess parachute payment” under Code section 280G, the Committee may in its discretion elect to reduce the amount payable with respect to an Award.

Article 17 -	Miscellaneous Provisions

17.1
Restrictions on Shares. All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

17

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

17.2
Rights of Stockholder. Except as provided otherwise in the Plan or in an Agreement, no Participant receiving an Award shall have any right as a stockholder with respect to any Shares covered by such Award (including but not limited to the right to vote the Shares) prior to the date on which the Participant becomes the record holder of such Shares.

17.3
No Implied Rights. Nothing in the Plan or any Agreement shall confer upon any Participant any right to continue in the service of the Employer, or to serve as a Director thereof, or interfere in any way with the right of the Employer to terminate the Participant’s employment or other service relationship at any time and for any reason. Unless agreed by the Board or the Committee, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.

17.4
Compliance with Code Section 409A. At all times, this Plan, an Award and any Agreement shall be interpreted and operated (i) with respect to 409A Awards in accordance with the requirements of Code section 409A, and (ii) to maintain the exemptions from Code section 409A of Options, SARs and Restricted Stock and any Awards designed to meet the short-term deferral exception under Code section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Code section 409A by reason of Code section 409A(a)(2)(B)(i), any payment under an Award shall be delayed until the earliest date of payment that will result in compliance with the rules of Code section 409A(a)(2)(B)(i) (regarding the required six-month delay for distributions to specified employees that are related to a separation from service). To the extent that a 409A Award provides for payment upon the recipient’s termination of employment as an employee or cessation of service as a Director, the 409A Award shall be deemed to require payment upon the individual’s “separation from service” within the meaning of Code section 409A.

17.5
Deferrals for Code Section 162(m). The Committee, in its discretion, may defer the payment of an Award, if such payment would cause the annual remuneration of a Participant, who is subject to the requirements of Code section 162(m), to be nondeductible because it exceeds $1,000,000 (or such other amount allowed under Code section 162(m) as a deduction).

17.6	Successors. The terms of the Plan and all outstanding Awards shall be binding upon the Company, and its successors and assigns.

17.7
Tax Elections. Each Participant agrees to promptly give the Committee a copy of any election made by such Participant under Code section 83(b) or any similar provision thereof. Notwithstanding the preceding sentence, the Committee may condition any Award on the Participant making or not making an election under Code section 83(b) with respect to the Award.

17.8
Right of Setoff. The Company or an Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable in connection with any Award, such amounts as may be owed by the Participant to the Company or an Employer.

17.9
No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award; in the discretion of the Committee, the Company shall forfeit the value of fractional shares or make cash payments in lieu of fractional Shares.

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17.10
Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

17.11	Legal Construction.

(a)
Severability. If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.

(b)	Gender and Number. Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(c)
Governing Law. To the extent not preempted by federal law, the Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any conflicts or choice or law rule or principle that might otherwise refer construction or interpretation of the Plan or the Agreement (as applicable) to the substantive law of any other jurisdiction.

17.12
Data Privacy; Transfer of Data. By accepting an Award, a Participant (a) explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of any of Participant’s personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan, (b) understands that the Company and any Employer may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, and details of all Awards or entitlements to Shares granted to Participant under the Plan or otherwise (“Data”), (c) understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued with respect to an Award may be deposited, and that these recipients may be located in Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country; (d) waives any data privacy rights Participant may have with respect to the Data; and (e) authorizes the Company and any Employer and its agents to store and transmit such information in electronic form.

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IN WITNESS WHEREOF, this Plan is executed this 17th day of December, 2013.

BEAZER HOMES USA, INC.

By: ___________________________________
Authorized Officer

ATTEST:

By: ______________________________
Secretary

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Annex I
Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, debt extinguishment, impairments and abandonments) to total Company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments.
In addition, given the unusual size and nature of certain charges recorded during the periods presented, Adjusted EBITDA is also shown excluding these charges. Management believes that this representation best reflects the operating characteristics of the Company.
Fiscal Year Ended September 30, 2016 (in thousands)

Net Income	$4,693
Expense from income taxes	16,224
Interest amortized to home construction and land sales expenses
and capitalized interest impaired	79,322
Interest expense not qualified for capitalization	25,388
Loss on debt extinguishment	13,423
Adjusted EBIT	139,050
Depreciation and amortization and stock compensation amortization	21,752
Inventory impairments and abandonments (a)	14,572
Adjusted EBITDA	175,374
Unexpected warranty costs related to Florida stucco issues
(net of expected insurance recoveries)	(3,612)
Additional insurance recoveries from third-party insurer	(15,500)
Adjusted EBITDA excluding unexpected warranty costs and additional
insurance recoveries	$156,262
(a) Excludes $0.7 million in capitalized interest impaired during the period. Capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.”

Fiscal Year Ended September 30, 2011 (in thousands)

Net Income (loss)	$(204,859)
Provision for income taxes	3,429
Interest amortized to home construction and land sales expenses
and capitalized interest impaired	48,289
Interest expense not qualified for capitalization	73,440
Loss on debt extinguishment	2,909
Adjusted EBIT	(76,792)
Depreciation and amortization and stock compensation amortization	17,878
Inventory impairments and option contract abandonments	33,458
Joint venture impairment and abandonment charges	594
Adjusted EBITDA	$(24,862)

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BEAZER HOMES USA, INC. 1000 ABERNATHY ROAD SUITE 260 ATLANTA, GA 30328
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

BEAZER HOMES USA, INC.
The Board of Directors recommends you vote FOR each nominee named in Proposal 1, FOR Proposals 2, 3 and 5, and for 1 Year on Proposal 4:
1. Election of Directors
Nominees:	For	Against	Abstain

1a. Elizabeth S. Acton	☐	☐	☐	For	Against	Abstain
1b. Laurent Alpert	☐	☐	☐
1c. Brian C. Beazer	☐	☐	☐	2.
The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2017.
☐	☐	☐
1d. Peter G. Leemputte	☐	☐	☐
1e. Allan P. Merrill	☐	☐	☐	3.	A non-binding advisory vote regarding the compensation paid to the Company's named executive officers, commonly referred to as a "Say on Pay" proposal.	☐	☐	☐
1f. Peter M. Orser	☐	☐	☐
1g. Norma A. Provencio	☐	☐	☐	4.	A non-binding advisory vote regarding the frequency of submission to stockholders of such advisory "Say on Pay" proposals.	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐
1h. Danny R. Shepherd	☐	☐	☐
1h. Stephen P. Zelnak, Jr.	☐	☐	☐	5.	The approval of an amendment to the Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan and re-approval of performance metrics under the plan.	For ☐	Against ☐	Abstain ☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐	NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting and any adjournments or postponements thereof.
Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF
BEAZER HOMES USA, INC.
February 3, 2017
Please date, sign and mail your proxy card in the
envelope provided as soon as possible.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
Please detach along perforated line and mail in the envelope provided.

E15754-P84673

P	BEAZER HOMES USA, INC.
R	1000 Abernathy Road
O	Suite 260
X	Atlanta, Georgia 30328
Y	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated December 19, 2016, hereby appoints Allan P. Merrill and Kenneth F. Khoury (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.001, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Beazer Homes USA, Inc. to be held at 8:30 a.m., Eastern Time, on Friday, February 3, 2017 at Beazer Homes USA, Inc.'s offices at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)